Exhibit 10.14

PURCHASE AND SALE CONTRACT

BETWEEN

FOX RUN AP XI, L.P.
a South Carolina limited partnership

AS SELLER

AND

ANGELO GORDON REAL ESTATE INC.,
a Delaware corporation

AS PURCHASER

FOX RUN APARTMENTS
60 FOX RUN DRIVE

PLAINSBORO, MIDDLESEX COUNTY, NEW JERSEY

TABLE OF CONTENTS

Page

ARTICLE I	DEFINED TERMS	1
ARTICLE II	PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT	1
2.1	Purchase and Sale	1
2.2	Purchase Price and Deposit	1
2.3	Escrow Provisions Regarding Deposit	3
ARTICLE III	PURCHASER’S ACCESS RIGHTS; PROPERTY CONTRACTS	4
3.1	Purchaser’s Access Rights	4
3.2	Conduct of Investigation	4
3.3	Purchaser Indemnification	4
3.4	Property Materials	5
3.5	Property Contracts	6
ARTICLE IV	TITLE	7
4.1	Title	7
4.2	Survey	8
4.3	Permitted Exceptions	8
4.4	Existing Deed of Trust	9
4.5	Subsequently Disclosed Exceptions	9
4.6	Purchaser Financing	9
4.7	Housing Assistance Program Vouchers	9
ARTICLE V	CLOSING	10
5.1	Closing Date	10
5.2	Seller Closing Deliveries	10
5.3	Purchaser Closing Deliveries	12
5.4	Closing Prorations and Adjustments	13
5.5	Post Closing Adjustments	17
ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF SELLER AND
	PURCHASER	17
6.1	Seller’s Representations	17
6.2	AS-IS	20
6.3	Survival of Seller’s Representations	21
6.4	Definition of Seller’s Knowledge	21
6.5	Representations and Warranties of Purchaser	22
ARTICLE VII	OPERATION OF THE PROPERTY	23
7.1	Leases and Property Contracts	23
7.2	General Operation of Property	23
7.3	Liens	24
7.4	Tax Appeals	25
ARTICLE VIII	CONDITIONS PRECEDENT TO CLOSING	26
8.1	Purchaser’s Conditions to Closing	26
8.2	Seller’s Conditions to Closing	27
ARTICLE IX	BROKERAGE	28
9.1	Indemnity	28
9.2	Broker Commission	28
ARTICLE X	DEFAULTS AND REMEDIES	28
10.1	Purchaser Default	28
10.2	Seller Default	28
ARTICLE XI	RISK OF LOSS OR CASUALTY	30
11.1	Major Damage	30
11.2	Minor Damage	30
11.3	Closing	30
ARTICLE XII	EMINENT DOMAIN	31
12.1	Eminent Domain	31
ARTICLE XIII	MISCELLANEOUS	31
13.1	Binding Effect of Contract	31
13.2	Exhibits and Schedules	31
13.3	Assignability	31
13.4	Captions	32
13.5	Number and Gender of Words	32
13.6	Notices	32
13.7	Governing Law and Venue	34
13.8	Entire Agreement	35
13.9	Amendments	35
13.10	Severability	35
13.11	Multiple Counterparts/Facsimile Signatures	35
13.12	Construction	35
13.13	Confidentiality	35
13.14	Time of the Essence	36
13.15	Waiver	36
13.16	Attorneys’ Fees	36
13.17	Time Zone/Time Periods	36
13.18	1031 Exchange	36
13.19	No Personal Liability of Officers, Trustees or Directors of
	Seller’s Partners	37
13.20	Exclusive Negotiations	37
13.21	ADA Disclosure	37
13.22	No Recording	37
13.23	Relationship of Parties	38
13.24	Waiver of Jury Trial	38
13.25	AIMCO Marks	38
13.26	Solicitation of Employees	38
13.27	Survival	38
13.28	Multiple Purchasers	38
ARTICLE XIV	LEAD-BASED PAINT DISCLOSURE	39
14.1	Disclosure	39
14.2	Consent Agreement	39

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Description of Land
Exhibit B	Form of Deed
Exhibit C	Form of Bill of Sale
Exhibit D	Form of General Assignment
Exhibit E	Form of Lease Assignment
Exhibit F	Form of Vendor Terminations
Exhibit G	Form of Tenant Notice Letters
Exhibit H	Lead Paint Disclosure
Exhibit I	Form of Assignment of Landlord/Tenant Action
Exhibit J	Title Pro Forma

SCHEDULES

Schedule 1	Defined Terms
Schedule 2	List of Excluded Permits
Schedule 3	Excluded Fixtures and Tangible Personal Property
Schedule 4	List of Materials
Schedule 5	Permitted Exceptions
Schedule 6	Certain Assumed Property Contracts
Schedule 7(a)	Landlord/Tenant Disputes
Schedule 7(b)	Insurance Matters
Schedule 8	Rent Roll
Schedule 9	Aged Delinquency Report and Security Deposit Ledger
Schedule 10	Property Contract List
Schedule 11	Fixtures and Tangible Personal Property
Schedule 12	List of Vehicles
Schedule 13	Employee Positions and Salaries

PURCHASE AND SALE CONTRACT

THIS PURCHASE AND SALE CONTRACT (this “Contract”) is entered into as of the 8 th day of July, 2009 (the “Effective Date”), by and between FOX RUN AP XI, L.P., a South Carolina limited partnership, having an address at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237 (“ Seller”), and ANGELO GORDON REAL ESTATE INC., a Delaware corporation, having a principal address at 245 Park Avenue, 26 h Floor, New York New York 10167 (“Purchaser”).

NOW, THEREFORE, in consideration of mutual covenants set forth herein, Seller and Purchaser hereby agree as follows:

RECITALS

Seller owns the real estate located in Middlesex County, New Jersey, as more particularly described in Exhibit A attached hereto and made a part hereof, and the improvements thereon, commonly known as Fox Run Apartments.

Purchaser desires to purchase, and Seller desires to sell, such land, improvements and certain associated property, on the terms and conditions set forth below.

ARTICLE 1
DEFINED TERMS

Unless otherwise defined herein, any term with its initial letter capitalized in this Contract shall have the meaning set forth in Schedule 1 attached hereto and made a part hereof.

ARTICLE 2
PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT

2.1       Purchase and Sale.

  Seller agrees to sell and convey the Property to Purchaser and Purchaser agrees to purchase the Property from Seller, all in accordance with the terms and conditions set forth in this Contract.

2.2       Purchase Price and Deposit.

2.2.1    Subject to adjustment pursuant to the terms of subsection 2.2.2 and 2.2.3 below and elsewhere in this Contract, the total purchase price (“ Purchase Price”) for the Property shall be an amount equal to Seventy Million Three Hundred Fifty Thousand  Dollars ($70,350,000.00).

2.2.2    The Purchase Price has been agreed upon based upon an assumed tax assessed value for the Property for 2009 of Sixty Six Million Dollars ($66,000,000) (the “ Assumed Assessed Value”).  Purchaser acknowledges that Seller is currently contesting the 2009 assessed value for the Property, and is in negotiations with the Township of Plainsboro to establish the final agreed upon assessed value for the Property for 2009 (the “ Final Actual Assessed Value”).  If (x) the Final Assessed Value has been established prior to the Closing, and (y) the Final Assessed Value is greater than the Assumed Assessed Value, then at the Closing the Purchase Price shall be reduced by an amount (the “ Purchase Price Reduction Amount”) equal to the excess of the Final Assessed Value over the Assumed Assessed Value, times the tax rate (i.e. the mill rate) for calendar year 2009, multiplied by five (5).  For illustration purposes only, if the Final Assessed Value is $68,000,000 and the 2009 tax rate is 2.1%, then the Purchase Price Reduction Amount would be equal to [($68,000,000 - $66,000,000 = $2,000,000) x 2.1% = $42,000] x 5 = $210,000.

2.2.3    If (x) the Final Assessed Value has been established prior to the Closing, and (y) the Final Assessed Value is less than the Assumed Assessed Value, then at the Closing the Purchase Price shall be increased by an amount (the “ Purchase Price Increase Amount”) equal to the excess of the Assumed Assessed Value over the Final Assessed Value, times the tax rate (i.e. the mill rate) for calendar year 2009, multiplied by five (5).  For illustration purposes only, if the Final Assessed Value is $64,000,000 and the 2009 tax rate is 2.1%, then the Purchase Price Increase Amount would be equal to [($66,000,000 - $64,000,000 = $2,000,000) x 2.1% = $42,000] x 5 = $210,000.

2.2.4    If the Final Assessed Value has not been established prior to the Closing, then within thirty (30) days after the Final Assessed Value has been determined, (i) if the Final Assessed Value is greater than the Assumed Assessed Value, Seller shall pay the Purchase Price Reduction Amount to Purchaser  and (ii) if the Final Assessed Value is less than the Assumed Assessed Value, Purchaser shall pay the Purchase Price Increase Amount to Seller.  Seller shall (x) be responsible for paying any additional transfer taxes that may be payable on the Purchase Price Increase Amount, (y) have the right to seek a refund of a portion of the transfer taxes that may have been paid in respect of the Purchase Price Reduction Amount, as the case may be.  Purchaser shall cooperate with Seller in connection with filing any supplemental transfer tax returns with respect to the foregoing provided Purchaser shall have no liability with regard thereto. The terms and provisions of this subsection shall survive the Closing.

2.2.5    No later than Wednesday, July 8, 2009, Purchaser shall deliver to First American Title Insurance Company of New York, 633 Third Avenue, New York, New York 10017, Attention: Linda J. Isaacson, Telephone: (212) 850-0664; Fax: (212) 331-1467 (“ Escrow Agent” or “Title Insurer”) a deposit (the “ Deposit”) of  Three Million  Five Hundred Thousand Dollars ($3,500,000.00) by wire transfer of immediately available funds (“ Good Funds”).

2.2.6    The balance of the Purchase Price for the Property shall be paid to and received by Escrow Agent by wire transfer of Good Funds no later than 1:00 p.m. on the Closing Date.

2.3       Escrow Provisions Regarding Deposit.

2.3.1    Escrow Agent shall hold the Deposit in an FDIC insured account as Purchaser, in its reasonable discretion, deems suitable. Seller and Purchaser acknowledge that such account may not be interest bearing.  All interest and income that accrues on the Deposit (if any) shall become part of the Deposit and shall be remitted to the party entitled to the Deposit pursuant to this Contract.  At Closing, Purchaser shall receive a credit against the Purchase Price in the amount of all interest that accrues on the Deposit (if any).  Promptly after the Effective Date, Purchaser shall execute and deliver a Form W-9 to Escrow Agent.

2.3.2    Escrow Agent shall hold the Deposit until the earlier occurrence of (i) the Closing Date, at which time the Deposit shall be applied against the Purchase Price, or (ii) the date on which Escrow Agent shall be authorized to disburse the Deposit as set forth in Section 2.3.3.  The tax identification numbers of the parties shall be furnished to Escrow Agent upon request.

2.3.3    If prior to the Closing Date either party makes a written demand upon Escrow Agent for payment of the Deposit, Escrow Agent shall give written notice to the other party of such demand.  If Escrow Agent does not receive a written objection from the other party to the proposed payment within 5 Business Days after the giving of such notice, Escrow Agent is hereby authorized to make such payment.  If Escrow Agent does receive such written objection within such 5-Business Day period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties to this Contract or a final judgment.  However, Escrow Agent shall have the right at any time to deliver the Deposit with a court of competent jurisdiction in the state in which the Property is located.  Escrow Agent shall give written notice of such deposit to Seller and Purchaser.  Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

2.3.4    The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, and that Escrow Agent shall not be deemed to be the agent of either of the parties for any act or omission on its part unless taken or suffered in bad faith in willful disregard of this Contract or involving gross negligence.  Seller and Purchaser jointly and severally shall indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorney’s fees, incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Contract or involving gross negligence on the part of the Escrow Agent.

2.3.5    The parties shall deliver to Escrow Agent an executed copy of this Contract.  Escrow Agent shall execute the signature page for Escrow Agent attached hereto which shall confirm Escrow Agent’s agreement to comply with the terms of this Section 2.3.

2.3.6    Escrow Agent, as the person responsible for closing the transaction within the meaning of Section 6045(e)(2)(A) of the Internal Revenue Code of 1986, as amended (the “ Code”), shall file all necessary information, reports, returns, and statements regarding the transaction required by the Code including, but not limited to, the tax reports required pursuant to Section 6045 of the Code.  Further, Escrow Agent agrees to indemnify and hold Purchaser, Seller, and their respective attorneys and brokers harmless from and against any Losses resulting from Escrow Agent’s failure to file the reports Escrow Agent is required to file pursuant to this section.

ARTICLE 3
purchaser’s access rights; property contracts

3.1       Purchaser’s Access Rights.

  Subject to the terms of Section 3.2 and 3.3 and the rights of Tenants under the Leases, Purchaser, its prospective lenders, and their respective  agents, contractors, engineers, surveyors, attorneys, and employees (collectively, " Consultants") shall, at no cost or expense to Seller, have the right from time to time to enter onto the Property to conduct and make any and all customary studies, tests, examinations, inquiries, inspections and investigations of or concerning the Property (including, without limitation, touring apartment units, subject to the rights of Tenants), review the Materials and otherwise confirm any and all matters which Purchaser may desire to confirm with respect to the Property and Purchaser’s intended use thereof (collectively, the “ Inspections”), subject to Purchaser complying with the obligations set forth below.

3.2       Conduct of Investigation.

  Purchaser shall not permit any mechanics’ or materialmen’s liens or any other liens to attach to the Property by reason of the performance of any work or the purchase of any materials by Purchaser or any other party in connection with any Inspections conducted by or for Purchaser.  Purchaser shall give reasonable advance notice to Seller (which may be notice may be oral and shall be given not less than 24 hours prior to such entry) prior to any entry onto the Property and shall permit Seller to have a representative present, at Seller’s expense, during all Inspections conducted at the Property; provided that Seller’s right to have Seller’s representatives accompany Purchaser’s representatives shall not delay or prohibit any such Inspection.  All Inspections shall be conducted between the hours of 9:00 a.m. and 5:00 p.m. on Business Days, unless otherwise consented to by Seller, which consent shall not be unreasonably withheld.  Purchaser shall take all reasonable actions and implement all protections necessary to ensure that all actions taken in connection with the Inspections, and all equipment, materials and substances generated, used or brought onto the Property pose no material threat to the safety of persons, property or the environment.

3.3       Purchaser Indemnification.

3.3.1    Purchaser shall indemnify, hold harmless and, if requested by Seller (in Seller’s sole discretion), defend (with counsel reasonably approved by Seller; any counsel selected by Purchaser’s insurer being hereby approved by Seller) Seller, together with Seller’s affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, agents, Property Manager, Regional Property Manager, and AIMCO (collectively, including Seller, “ Seller’s Indemnified Parties”), from and against any and all damages, mechanics’ liens, materialmen’s liens, liabilities, penalties, interest, losses, demands, actions, causes of action, claims, costs and expenses (including reasonable attorneys’ fees, including the cost of in-house counsel and appeals) (collectively, “ Losses”) arising from Purchaser’s or its Consultants’ entry onto the Property and any Inspections; provided in no event shall Purchaser be liable hereunder for any claims or liabilities (including, without limitation, any claims related to diminution in value of the Property) to the extent arising or resulting from (i) gross negligence or willful misconduct of Seller, or any of Seller’s affiliates, managers, agents, contractors, employees or other representatives or (ii) the discovery (as opposed to the exacerbation) of any pre-existing condition affecting the Property or any defect or liability discovered at the Property in connection with any investigation.

3.3.2    Notwithstanding anything in this Contract to the contrary, Purchaser shall not be permitted to perform any invasive tests on the Property without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  If Purchaser desires to perform any invasive tests, Purchaser shall give prior written notice thereof to Seller, which notice shall be accompanied by a reasonably detailed description and plan of the invasive tests Purchaser desires to perform (including the location of any soil penetrations, borings and the like).  Seller shall, within three (3) Business Days after receiving such notice from Purchaser, approve or disapprove such invasive testing.  Further, Seller shall have the right, without limitation, to disapprove any and all entries, surveys, tests (including, without limitation, a Phase II environmental study of the Property), investigations and other matters that in Seller’s reasonable judgment could result in any injury to the Property or breach of any contract, or expose Seller to any Losses or violation of applicable law, or otherwise adversely affect the Property or Seller’s interest therein.  Purchaser shall use reasonable efforts to minimize disruption to Tenants in connection with Purchaser’s or its Consultants’ activities pursuant to this Section.  No consent by Seller to any such activity shall be deemed to constitute a waiver by Seller or assumption of liability or risk by Seller.  Purchaser hereby agrees to restore, at Purchaser’s sole cost and expense, the Property to the substantially same condition existing immediately prior to Purchaser’s exercise of its rights pursuant to this Article III.  Purchaser shall maintain and cause its third party consultants to maintain (a) casualty insurance and commercial general liability insurance with coverages of not less than $1,000,000.00 for injury or death to any one person and $3,000,000.00 for injury or death to more than one person and $1,000,000.00 with respect to property damage, and (b) worker’s compensation insurance for all of their respective employees in accordance with the law of the state in which the Property is located.  Purchaser shall deliver proof of the insurance coverage required pursuant to this Section 3.3.2 to Seller (in the form of a certificate of insurance) prior to Purchaser’s or Purchaser’s Consultants’ entry onto the Property.

3.4       Property Materials.

3.4.1    To the extent the same exist and are in Seller’s possession or reasonable control (subject to Section 3.4.2) Seller has heretofore provided to Purchaser the documents set forth on Schedule 4 (together with any other documents or information provided by Seller or its agents to Purchaser with respect to the Property, the “ Materials”) or has made the same available to Purchaser on a secure web site (Purchaser agrees that any item to be delivered by Seller under this Contract shall be deemed delivered to the extent available to Purchaser on such secured web site).  To the extent that Purchaser determines that any of the Materials have not been made available or delivered to Purchaser pursuant to this Section 3.4.1or Purchaser requests any other document or material related to the Property, Purchaser shall notify Seller and Seller shall use commercially reasonable efforts to promptly deliver the same to Purchaser.

3.4.2    In providing the Materials to Purchaser, other than Seller’s Representations, Seller makes no representation or warranty, express, written, oral, statutory, or implied, and all such representations and warranties are hereby expressly excluded and disclaimed.  Except as otherwise expressly provided in this Contract, all Materials are provided for informational purposes only and, together with all Third-Party Reports, shall be returned by Purchaser to Seller (or the destruction thereof shall be certified in writing by Purchaser to Seller) if this Contract is terminated for any reason.  Recognizing that the Materials delivered or made available by Seller pursuant to this Contract may not be complete or constitute all of such documents which are in Seller’s possession or control, but are those that are readily and reasonably available to Seller, Purchaser shall not in any way be entitled to rely upon the completeness or accuracy of the Materials (except to the extent expressly set forth in Seller’s Representations or as otherwise set forth expressly in the Contract) and will instead in all instances rely exclusively on its own Inspections and Consultants with respect to all matters which it deems relevant to its decision to acquire, own and operate the Property.

3.5       Property Contracts.

  No later than five (5) Business Days prior to the Closing Date, Purchaser may deliver written notice to Seller (the “ Property Contracts Notice”) specifying any Property Contracts which Purchaser desires to terminate at the Closing (the “ Terminated Contracts”); provided that (a) the effective date of such termination on or after Closing shall be subject to the express terms of such Terminated Contracts, (b) if any such Property Contract cannot by its terms be terminated at Closing, it shall be assumed by Purchaser and not be a Terminated Contract, and (c) to the extent that any such Terminated Contract requires payment of a penalty, premium, or damages, including liquidated damages, for cancellation, Seller shall be solely responsible for the payment of any such cancellation fees, penalties, or damages, including liquidated damages.  If Purchaser fails to deliver the Property Contracts Notice on or before the date specified above, there shall be no Terminated Contracts and Purchaser shall assume all Property Contracts at the Closing.  If Purchaser delivers the Property Contracts Notice to Seller on or before the date specified above, then Seller shall execute vendor termination notices (in the form attached hereto as Exhibit F) for each Terminated Contract informing the vendor(s) of the termination of such Terminated Contract as of the Closing Date (subject to any delay in the effectiveness of such termination pursuant to the express terms of each applicable Terminated Contract) (the “ Vendor Terminations”) and, at Closing, deliver them to all applicable vendors and provide proof of delivery to Purchaser.  To the extent that any Property Contract to be assigned to Purchaser requires vendor consent, then, prior to the Closing, Seller shall attempt to obtain from each applicable vendor a consent (each a “ Required Assignment Consent”) to such assignment, and shall be responsible for taking any curative action or paying any fee necessary to assign any Property Contract to be assigned to Purchaser (and if any such consent is not obtained by Seller, such Property Contract(s) shall be terminated at Closing by Seller, at Seller’s expense).  Notwithstanding anything to the contrary contained in this Section 3.5, at Closing, Purchaser shall assume the Property Contracts set forth on Schedule 6 attached hereto and none of such Property Contracts shall be Terminated Contracts.  The obligations of Seller set forth in this Section 3.5 shall survive the Closing.

ARTICLE 4
TITLE

4.1       Title.

4.1.1    Purchaser acknowledges that prior to the Effective Date, Purchaser has received from the Title Insurer, and has reviewed, a commitment for owner’s title insurance identified as Commitment No. NCS-400512-NY, effective as of May 30, 2009 (" Title Commitment") to provide a standard American Land Title Association owner’s title insurance policy for the Property, using the current policy jacket customarily provided by the Title Insurer, in an amount equal to the Purchase Price (the " Title Policy"), together with copies of all instruments identified as exceptions therein (together with the Title Commitment, referred to herein as the " Title Documents"). Notwithstanding anything to the contrary contained herein, Purchaser may elect to have the title insurance for the Property issued 50% directly by First American Title Insurance Company of New York  and 50% by Stewart Title Guaranty Company (which may be written through a title agent on behalf of Stewart Title Guaranty Company), on a co-insurance basis, provided, however, in all events, (i) First American Title Insurance Company of New York shall be the sole lead agent and (ii) Stewart Title Guaranty Company agrees to issue its co-insurance based solely on the form of title insurance policy that First American Title Insurance Company of New York is prepared to issue to Purchaser.  Purchaser shall be solely responsible for payment of all title premiums and other costs relating to procurement of the Title Commitment, the Title Policy, and any requested endorsements.

4.1.2    Intentionally Omitted.

4.1.3    Seller hereby agrees to do each of the following on or before the Closing Date:

4.1.3.1 To release or cause to be released of record all mortgage or deed of trust liens, assignments of leases or rents (and any other documents recorded in connection with such mortgage or other financing) or other liens against such Property for purchase price or borrowed money, including, without limitation, as described in Section 4.4;

4.1.3.2 To pay or otherwise satisfy in full, or otherwise cause to be deleted from the Title Commitment (either by obtaining a full release of record of, bonding over or escrowing with the Title Company) all items that are not Permitted Exceptions and that can be satisfied by payment of a liquidated amount (including, without limitation, all mechanic’s and materialsmen’s liens and/or notices of liens filed against the Property or any portion of the Property and all real estate or personal property taxes that constitute a lien on the Property and that are due and payable as of the Closing Date, subject to proration pursuant to Section 5.4 below), together with any and all interest and penalties thereon (the items described in Sections 4.1.3.1 and 4.1.3.2 being referred to as “Monetary Liens”).

4.1.3.3 To use commercially reasonable efforts to pay or otherwise satisfy in full, or otherwise cause to be deleted from the Title Commitment (either by obtaining a full release of record of, bonding over, indemnifying or escrowing with the Title Company) all title exceptions that are capable of being removed or cured by Seller, other than Permitted Exceptions (excluding Monetary Liens which are addressed in Section 4.1.3.2 above), provided, however, Seller shall have no obligation to commence any action or pursue any litigation in order to cure (or otherwise remove) any such title exceptions.

4.2       Survey.

  Purchaser acknowledges that prior to the Effective Date, Seller has delivered to Purchaser a copy of an existing survey of the Property (the " Existing Survey").  Purchaser may, at its sole cost and expense, order a new or updated survey of the Property (such new or updated survey, together with the Existing Survey, is referred to herein as the " Survey").

4.3       Permitted Exceptions.

  The Property shall be sold and conveyed subject only to the following, all of which shall be deemed “ Permitted Exceptions”:

4.3.1    All matters set forth on Schedule 5 to this Contract;

4.3.2    The title exceptions that the Title Insurer shall be willing to omit as exceptions to coverage;

4.3.3    The standard exception pertaining to taxes, which shall be limited to taxes and assessments payable in the year in which the Closing occurs which are a lien not yet due and payable, and subsequent taxes and assessments;

4.3.4    All Leases but solely with regard to the rights of tenants as tenants only with no right or option to purchase all or any portion of the Property;

4.3.5    Applicable zoning and governmental regulations and ordinances; and

4.3.6    Any defects in or objections to title to the Property, or title exceptions or encumbrances, arising solely by, through or under Purchaser.

4.4       Existing Deed of Trust.

  It is understood and agreed that any deeds of trust and/or mortgages which encumber the Property and all documents relating thereto (collectively, the “ Deed of Trust”) shall not be deemed Permitted Exceptions, whether Purchaser gives further written notice of such or not, and shall be paid off, satisfied, discharged and cured from proceeds of the Purchase Price at Closing and omitted from the Title Commitment.

4.5       Subsequently Disclosed Exceptions.

4.5.1    If at any time after the Effective Date, any update to the Title Commitment or Existing Survey (or new Survey) discloses any additional item  that was not disclosed on the Existing Survey or the initial Title Commitment which is not a Permitted Exception (the " New Exception"), Purchaser shall have a period of 5 Business Days from the date of its receipt of such update (the " New Exception Review Period") to review and notify Seller in writing of Purchaser's approval or disapproval of the New Exception (in Purchaser’s sole discretion).  If Purchaser disapproves of the New Exception, Seller shall use commercially reasonable efforts to cause the Title Insurer to omit such New Exception as an exception to title insurance coverage, either by obtaining a full release of record of, bonding over, indemnifying or escrowing with the Title Company) the New Exception, provided, however, Seller shall have no obligation to commence any action or pursue any litigation in order to cure (or otherwise remove) such New Exception.  Seller shall be entitled to reasonable adjournments of the Closing Date not to exceed 10 days to cure the New Exception.  If Purchaser is dissatisfied with Seller's attempts to cure or the results thereof (in Purchaser’s sole discretion), Purchaser may, as its exclusive remedy elect either:  (i) to terminate this Contract, in which event the Deposit shall be promptly returned to Purchaser and neither party shall have any further obligations under this Contract except for the Survival Provisions or (ii) to waive the New Exception and proceed with the transactions contemplated by this Contract, in which event Purchaser shall be deemed to have approved the New Exception.  The provisions of this Section 4.5.1 do not apply to Voluntary Encumbrances.

4.5.2    Except as provided in Section 7.3, any new exception or encumbrance to title which is created or permitted by Seller, its affiliates or agents between the Effective Date and Closing without the written consent of Purchaser (each such exception or encumbrance being hereinafter referred to as a “ Voluntary Encumbrance”), shall be removed of record by Seller at the Closing at Seller’s cost by causing Title Insurer to omit such Voluntary Encumbrance as an exception to title insurance coverage.  The provisions of this Section 4.5.2 do not apply to exceptions and encumbrances, the creation of which are beyond the control of Seller, which are addressed in Section 4.5.1.

4.6       Purchaser Financing.

  Purchaser assumes full responsibility to obtain the funds required for settlement, and Purchaser’s acquisition of such funds shall not be a contingency to the Closing.

4.7       Housing Assistance Program Vouchers.

  Purchaser acknowledges that the HAP Voucher Contract(s) require(s) the satisfaction by Purchaser of certain requirements as set forth therein and established by the Housing Authority to allow for the HAP Voucher Assumption. Purchaser agrees that, at the Closing, either, at Purchaser’s election, (a) Purchaser shall assume all obligations under the HAP Voucher Contracts and accept title to the Property subject to the same, or (b) the existing HAP Voucher Contracts shall be terminated, and Purchaser shall enter into replacement HAP Voucher Contracts which are acceptable to the Housing Authority (collectively, the foregoing (a) and (b) referred to herein as the " HAP Voucher Assumption").  Purchaser shall indemnify and hold the Seller and the Seller’s Indemnified Parties harmless from and against any and all claims, losses, damages, and expenses (including reasonable attorneys’ fees) that may be incurred by Seller and/or any of the Seller’s Indemnified Parties in connection with Purchaser’s assumption of the HAP Voucher Contracts or the failure of Purchaser to enter into a replacement HAP Voucher Contracts as aforesaid, or otherwise arising as a result of Purchaser’s performance of, or failure to perform, under the HAP Voucher Contracts from and after the Closing Date.  Seller shall indemnify and hold  Purchaser harmless from and against any and all claims, losses, damages, and expenses (including reasonable attorneys’ fees) arising as a result of Seller’s performance of, or failure to perform, under the HAP Voucher Contracts prior to the Closing Date.  The terms and provisions of this Section shall survive the Closing.

ARTICLE 5
CLOSING

5.1       Closing Date.

  The Closing shall occur on July 20, 2009 at the time set forth in Section  2.2.6 (the “ Closing Date”) through an escrow with Escrow Agent, whereby Seller, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means.

5.2       Seller Closing Deliveries.

  No later than 1 Business Day prior to the Closing Date (or on such other date specified below), Seller shall deliver (or cause to be delivered) to Escrow Agent (or Purchaser if specified below), each of the following items:

5.2.1    Deed (the “Deed”) in the form attached as Exhibit B to Purchaser, subject to the Permitted Exceptions.

5.2.2    A Bill of Sale in the form attached as Exhibit C.

5.2.3    A General Assignment in the form attached as Exhibit D (the “ General Assignment”).

5.2.4    An Assignment of Leases and Security Deposits in the form attached as Exhibit E (the “Leases Assignment”).

5.2.5    A countersigned counterpart of the closing statement prepared by Escrow Agent.

5.2.6    A title affidavit or an indemnity, which is sufficient to enable Title Insurer to delete the standard pre-printed exceptions to the title insurance policy to be issued pursuant to the Title Commitment and satisfy the requirements in Schedule B-1 to the Title Commitment (to the extent such requirements pertain to Seller).

5.2.7    A certification of Seller’s non-foreign status pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended.

5.2.8    Resolutions, certificates of good standing, and such other organizational documents as Title Insurer, Purchaser or Purchaser’s lender shall reasonably require evidencing Seller’s authority to consummate this transaction and good standing in its state of organization.

5.2.9    (i) No later than three (3) Business Days prior to Closing, Seller shall deliver to Purchaser (A) an updated Rent Roll, schedule of aged rent arrears and tenant security deposit ledger, and (B) a collections report dated as of such date (which Rent Roll, ledger and report shall be used to calculate the rental prorations on the closing statement to be executed by the parties at the Closing); and (ii) for purposes of re-calculating the prorations through  the Closing Date in accordance with Section 5.5 below, Seller shall, within two (2) Business Days after the Closing, deliver to Purchaser an updated version of each of the items described in clause (i) (which shall show all rents, arrears, Tenant Security Deposits updated through and including the Closing Date);

5.2.10  An updated Property Contracts List effective as of the Closing Date.

5.2.11  State of New Jersey Form RTF-1, Affidavit for Consideration for Use by Seller, executed by Seller.

5.2.12  To the extent in Seller’s possession or control, originals or copies of Seller’s Property-Related Files and Records shall be transferred to Purchaser in accordance with Section 5.4.11 hereof.

5.2.13  A written notice executed by Seller and addressed to all Tenants under Leases (A) advising each such Tenant of (1) the assignment of its Lease and any security deposit being held by Seller to Purchaser and (2) the sale of the Property to Purchaser, and (B) indicating that the rent payable by such Tenant should thereafter be paid to Purchaser and giving instructions therefor, such notice to be substantially in the form annexed hereto as Exhibit G or such other form that Purchaser reasonably requests.

5.2.14  Copies of the Vendor Terminations and notices to the vendors under the Property Contracts being assumed by Purchaser in form reasonably required by Purchaser.

5.2.15  A certificate of Seller indicating that the representations and warranties of Seller set forth in this Contract are true and correct as of the Closing Date in all material respects, provided that such certificate shall be subject to the limitations set forth in Section 6.3 hereof.

5.2.16  An Assignment and Assumption of Landlord/Tenant Actions, pursuant to which Seller shall assign to Purchaser all of Seller’s right, title and interest in and to any landlord/tenant actions, in the form attached as Exhibit I (“Assignment of Landlord/Tenant Actions”). In addition, after the Closing, Seller shall execute and deliver such additional documents as Purchaser may reasonably request and otherwise cooperate with Purchaser, at no cost or expense to Seller, to effectuate transfer of the Landlord/Tenant actions to Purchaser (which obligation shall survive the Closing).

5.2.17  Such documents as may be necessary to transfer title to the vehicles listed on Schedule 12 attached hereto, including any registration of title for such vehicles (with Seller being responsible for the sales tax and other costs of the transfer).

5.2.18  Such other documents as are reasonably necessary to consummate the transactions herein contemplated in accordance with the terms of the Contract or are otherwise required pursuant to any provision of this Contract.

5.2.19  Evidence of the termination of all contracts and leases with affiliates of Seller or the Seller’s Property Manager.

5.2.20  A certificate from AIMCO Properties, L.P. confirming the indemnity set forth in Section 14.2 hereof.

5.2.21  A certificate from AIMCO Properties, L.P. confirming the guaranty obligations set forth in the signature page for AIMCO Properties, L.P attached hereto.

5.3       Purchaser Closing Deliveries.

  No later than 1 Business Day prior to the Closing Date (except for the balance of the Purchase Price which is to be delivered at the time specified in Section  2.2.6), Purchaser shall deliver to the Escrow Agent (for disbursement to Seller upon the Closing) the following items:

5.3.1    The full Purchase Price (with credit for the Deposit), plus or minus the adjustments or prorations required by this Contract, including, without limitation, the adjustment to be made pursuant to Section 2.2 above.

5.3.2    If required by the assessor, any declaration or other statement which may be required to be submitted to the local assessor.

5.3.3    A countersigned counterpart of the closing statement prepared by Escrow Agent.

5.3.4    A countersigned counterpart of the General Assignment.

5.3.5    A countersigned counterpart of the Leases Assignment.

5.3.6    A countersigned counterpart of the Assignment of Landlord/Tenant Actions.

5.3.7    Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing Purchaser’s authority to consummate this transaction.

5.3.8    State of New Jersey Form RTF-1, Affidavit for Consideration for Use by Seller, executed by Purchaser.

5.3.9    Such other documents as are reasonably necessary to consummate the transactions herein contemplated in accordance with the terms of the Contract or are otherwise required pursuant to any provision of this Contract.

5.4       Closing Prorations and Adjustments.

5.4.1    General. All normal and customarily proratable items, including, without limitation, rents, amounts prepaid or payable in respect of the Property Contracts that are being assumed by Purchaser at Closing, personal property taxes, licenses and permits being assigned to Purchaser, shall be prorated as of the Closing Date, with Seller being charged or credited, as appropriate, for all of same attributable to the period up to, but not including the Closing Date (and credited for any amounts paid by Seller attributable to the period on or after the Closing Date, if assumed by Purchaser), and Purchaser being responsible for, and credited or charged, as the case may be, for all of the same attributable to the period on and after the Closing Date as described in this Section 5.4.  Not later than three (3) Business Days prior to Closing, Seller shall prepare a proration schedule (the “ Proration Schedule”) of those adjustments described in this Section  5.4 that can be calculated as of such date (with such apportionments to be re-calculated at the Closing) and deliver same to Purchaser.  The Proration Schedule shall include amounts and methods of calculation, together with all applicable documentation supporting such calculations, including, without limitation, a letter (or invoice) from the fuel vendor setting forth the amount of fuel in the tank(s) at the Property and the current cost of such fuel, and the materials described in Section 5.2.9.  Purchaser and Seller shall each act promptly and reasonably in connection with determining the prorations under this Section 5.4.

5.4.2    Intentionally Omitted.

5.4.3    Utilities.  The final readings and final billings for utilities will be made if possible as of the Closing Date, in which case Seller shall pay all such bills as of the Closing Date (including any unpaid charges and fees accruing with respect to prior billing periods and any late fees and interest arising from late payment to be for the account of Seller) and no proration shall be made at the Closing with respect to utility bills.  Otherwise, a proration shall be made based upon the parties’ reasonable good faith estimate based on the latest actual bill for such service, and adjusted as necessary post-closing, as contemplated in Section 5.5.  Seller shall be entitled to the return of any deposit(s) posted by it with any utility company, and Seller shall notify each utility company serving the Property to terminate Seller’s account, effective as of noon on the Closing Date.

5.4.4    Real Estate Taxes.  Any real estate ad valorem, water and sewer rents (if applicable) and similar taxes for the Property, as well as any installment of assessments payable in installments which installment is payable in the calendar year of Closing, shall be prorated to the date of Closing, based upon actual days involved.  The proration of real property taxes or installments of assessments shall be based upon the assessed valuation and tax rate figures (assuming, with respect to any payments not yet made, payment at the earliest time to allow for the maximum possible discount) for the year in which the Closing occurs to the extent the same are available; provided, however, that in the event that actual figures (whether for the assessed value of the Property or for the tax rate) for the year of Closing are not available at the Closing Date, then the proration shall be made using an assumed tax assessed value of $64,627,200 (but only if the actual final 2009 tax assessed value for the Property has not yet been determined), times an assumed tax rate of 2.1% (but only if the actual tax rate for 2009 has not yet been determined). After the Closing, Purchaser and Seller shall re-prorate the real estate taxes and assessments as soon as the actual current tax bill and assessment is available.  All amounts payable for real estate taxes and assessments accruing prior to the Closing Date shall be the obligation of Seller and all amounts payable for real estate taxes and installments of assessments accruing on or after the Closing Date shall be the obligation of Purchaser; provided that such allocation shall not affect Seller’s and Purchaser’s obligation to adjust the Purchase Price pursuant to Sections 2.2.2 and 2.2.3 hereof.  Notwithstanding the foregoing, (i) any delinquent taxes, interest and/or penalties on the Property shall be paid at the Closing by the Seller; and (ii) all interest and penalties on real estate taxes or assessments determined to be owed in respect of the tax year 2009 (irrespective of whether such amounts relate to periods before, on or after the Closing), whether determined in a settlement or litigation, shall be the responsibility of Seller (other than any interest and penalties arising as a result of any late payments of taxes owed by Purchaser after the Clsoing in respect of tax year 2009, which shall be paid by Purchaser).

5.4.5    Property Contracts.  Amounts due under Property Contracts to be assumed by Purchaser at Closing shall be prorated under Section 5.4.2.  Seller shall pay any cancellation fees or penalties due to any vendor under any Terminated Contract as a result of the termination thereof.

5.4.6    Leases.

5.4.6.1 (i) All collected rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, operating cost pass-throughs or other sums and charges payable by Tenants under the Leases), collected income and expenses from any portion of the Property received as of the Closing shall be prorated as of the Closing Date.  Purchaser shall receive all collected rent and income attributable to dates from and after the Closing Date.  Except as provided in clause (ii) below, Seller shall  be entitled to all collected rent and income attributable to dates prior to the Closing Date.  Notwithstanding the foregoing, no prorations shall be made at the Closing  in relation to either (a) non-delinquent rents which have not been collected as of the Closing Date, or (b) delinquent rents existing, if any, as of the Closing Date (the foregoing (a) and (b) referred to herein as the “ Uncollected Rents”).  Purchaser agrees to bill Tenants of the Property for all Uncollected Rents and to use reasonable efforts to collect Uncollected Rents (provided that (x) Purchaser’s sole obligation in respect of such reasonable efforts shall be to bill Tenants for such Uncollected Rents and include a claim for Uncollected Rents in any claims (including, without limitation, claims made in any litigation) made by Purchaser with respect to rents owed during Purchaser’s period of ownership of the Property; and (y) if Purchaser collects any Uncollected Rents to which Seller is entitled pursuant to this Contract, then Purchaser may deduct from the amounts to be paid to Seller the pro rata share of all of Purchaser’s costs and expenses which are incurred or expended by Purchaser in such collection efforts (based on the relative proportion that the amounts to which  Seller is entitled bear to the total amounts collected)).

(ii)        In adjusting for Uncollected Rents on the closing statement at the Closing, no adjustments shall be made in Seller’s favor for rents which have accrued and are unpaid as of the Closing, but Purchaser shall pay Seller such accrued Uncollected Rents as and when collected by Purchaser if applicable pursuant to the following provisions of this clause (ii). Within three (3) Business Days after the Closing, Seller shall pay over to Purchaser all amounts received by Seller that are to be calculated by reference to the documents described in Section 5.2.9(ii) above (i.e., Seller shall pay to Purchaser the portion of any rents received by Seller before the Closing which were not reflected on the closing statement but would have been credited to Purchaser thereon if the prorations on the closing statement were calculated to reflect all rents received through and including the Closing Date).  Notwithstanding the foregoing, Purchaser’s obligation to use reasonable efforts to collect Uncollected Rents shall be limited to Uncollected Rents at any given time which are not more than 90 days past due (and after any rents become more than 90 days past due, Purchaser’s obligations to use reasonable efforts to collect such rents shall cease), and  Purchaser’s collection of rents shall be applied, first, towards current rent due and owing under the applicable Lease(s) for which such rent has been received until such time as Purchaser is current for all post-Closing periods through and including the date that the applicable rents for such Lease(s) are received, and, second, to Uncollected Rents for the applicable Lease(s) for which such rents have been received. After the Closing, Seller shall continue to have the right, but not the obligation, in its own name, to demand payment of and to collect Uncollected Rents owed to Seller by any Tenant, which right shall include, without limitation, the right to commence legal actions or proceedings against any Tenant and the delivery of the Leases Assignment shall not constitute a waiver by Seller of such right; provided however, that the foregoing right of Seller shall be limited to actions seeking monetary damages and, in no event, shall Seller seek to evict any Tenants or terminate any Leases in any action to collect Uncollected Rents.  Purchaser agrees, at no cost or expense to Purchaser, to reasonably cooperate with Seller in connection with Seller’s efforts to collect such Uncollected Rents, including, without limitation, the making available to Seller any relevant books and records (including, without limitation, rent statements, receipted bills and copies of tenant checks used in payment of such rent); provided, however, that Purchaser’s obligation to cooperate with Seller pursuant to this sentence shall not obligate Purchaser to terminate any Tenant lease with an existing Tenant or evict any existing Tenant from the Property.  If Seller receives any rents or other payments from Tenants after the Closing, Seller shall immediately deliver the same to Purchaser to the extent Purchaser is entitled to such rents pursuant to the terms of this sub-section 5.4.6.1(ii).

          5.4.6.2 At Closing, Purchaser shall receive a credit against the Purchase Price in an amount equal to the received and unapplied balance of all cash Tenant Deposits, including, but not limited to, security, damage, pet or other refundable deposits paid by any of the Tenants to secure their respective obligations under the Leases, together, in all cases, with any interest payable to the Tenants thereunder as may be required by their respective Tenant Lease or state law (the “ Tenant Security Deposit Balance”).  Any cash held by Seller which constitutes the Tenant Security Deposit Balance shall be retained by Seller in exchange for the foregoing credit against the Purchase Price and shall not be transferred by Seller pursuant to this Contract (or any of the documents delivered at Closing), but the obligation with respect to the Tenant Security Deposit Balance nonetheless shall be assumed by Purchaser.  The Tenant Security Deposit Balance shall not include any non-refundable deposits or fees paid by Tenants to Seller, either pursuant to the Leases or otherwise.

5.4.7    Insurance.  No proration shall be made in relation to insurance premiums and insurance policies will not be assigned to Purchaser.  Seller shall have the risk of loss of the Property until 11:59 p.m. the day prior to the Closing Date, after which time, if the Closing occurs, the risk of loss shall pass to Purchaser and Purchaser shall be responsible for obtaining its own insurance thereafter.

5.4.8    Employees.  Subject to Section 13.26, all of Seller’s and Seller’s manager’s on-site employees shall have their employment at the Property terminated as of the Closing Date, other than employees of Seller's manager that Seller's manager elects to continue to employ and relocates to one or more other properties managed by Seller's manager.  Seller shall indemnify and hold harmless Purchaser from any Losses suffered by Purchaser as a result of such terminations as well as for any employment-related claims accruing prior to Closing or which otherwise related to Seller’s or its property manager’s employment of any such persons (which obligation shall survive the Closing).

5.4.9    Closing Costs.  Purchaser shall pay the cost of (a) all recording and filing charges in connection with the instruments by which Seller conveys the Property (including the Deed) and all mortgage recording fees and taxes with respect to any mortgage loan obtained by Purchaser in connection with its purchase of the Property, (b) all premiums or fees required to be paid by Purchaser with respect to the Title Policy pursuant to Section 4.1, and (c) any “mansion tax” payable on the transfer of the Property to Purchaser.  Seller shall pay the cost of any transfer taxes (with the exception of any “mansion tax”) and the cost of recording any instruments required to discharge any liens or encumbrances against the Property and the cost to omit any title exceptions (or otherwise cure the same) which Seller is required to omit or cure pursuant to the terms of this Contract.  Seller and Purchaser shall share equally the escrow fees of the Title Insurer, but not any other of Title Insurer's fees and charges. The provisions of this Section 5.4.9 shall survive the Closing.

5.4.10  Utility Contracts.  Seller has entered into a utility contract with Hess Corporation (the “ Utility Contract”) for natural gas services, which Seller shall, at Seller’s sole cost and expense, terminate at or prior to Closing.  Seller shall be responsible for paying all termination fees and/or penalties owed to Hess Corporation in connection with such termination of the Utility Contract. The provisions of this Section 5.4.10 shall survive the Closing.

5.4.11  Possession.  Possession of the Property, subject to the Leases, Property Contracts, other than Terminated Contracts, and Permitted Exceptions, shall be delivered to Purchaser at the Closing upon release from escrow of all items to be delivered by Purchaser pursuant to Section 5.3.  To the extent available to Seller or in Seller’s possession or control, originals or copies (if originals are not in Seller’s possession or control) of the Leases and Property Contracts (together with all amendments thereto), lease files, Permits, correspondence, notices, warranties, guaranties, operating manuals, plans and specifications, keys to the Property, Seller’s books and records (in all cases, other than proprietary information) and similar materials (collectively, “ Seller’s Property-Related Files and Records”) regarding the Property shall be transferred to Purchaser at the Closing (by leaving same at the Property).  Purchaser agrees, for a period of not less than three (3) years after the Closing (the “ Records Hold Period”), to (a) provide and allow Seller reasonable access to Seller’s Property-Related Files and Records for purposes of inspection and copying thereof and (b) reasonably maintain and preserve Seller’s Property-Related Files and Records.

5.5       Post Closing Adjustments.

5.1.1          Purchaser or Seller may request that Purchaser and Seller undertake to re-adjust any item on the Proration Schedule (or any item omitted therefrom) in accordance with the provisions of Section 5.4 of this Contract; provided, however, that neither party shall have any obligation to re-adjust any items (a) if written notice with respect to any such requested proration is delivered after the expiration of 180 days after Closing, or (b) subject to such 180-day period, unless such items exceed $5,000.00 (in the aggregate for all such matters); provided, however, the foregoing time limitation shall not apply to the re-proration of real estate taxes and assessments and the purchase price adjustment described in Section 2 above (which shall survive the Closing until the later to occur of (x) 30 days after the determination of the Final Actual Assessed Value; or (y) 180 days after the Closing).

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER

6.1       Seller’s Representations.

  Except, in all cases, for any fact, information or condition actually known by Purchaser prior to the Closing (and for purposes of this Contract, the “ knowledge” of Purchaser means the actual knowledge of Neil Rubler, Devin Aronstam or Adam Schwartz) , Seller represents and warrants to Purchaser the following (collectively, the “ Seller’s Representations”) as of the Effective Date and as of the Closing Date; provided that Purchaser’s remedies if any such Seller’s Representations are untrue as of the Closing Date are limited to those set forth in Section 8.1

6.1.1    Seller is validly existing and in good standing under the laws of the state of its formation set forth in the initial paragraph of this Contract; and has the entity power and authority to sell and convey the Property and to execute the documents to be executed by Seller and prior to the Closing will have taken as applicable, all corporate, partnership, limited liability company or equivalent entity actions required for the execution and delivery of this Contract, and the consummation of the transactions contemplated by this Contract.  The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Seller is a party or by which Seller is otherwise bound.  This Contract is a valid, binding and enforceable agreement against Seller in accordance with its terms;

6.1.2    Seller is not a “foreign person,” as that term is used and defined in the Internal Revenue Code, Section 1445, as amended, nor will the transaction contemplated herein be subject to the withholding requirements of Section 1445 of the Code;

6.1.3    Except for (a) any actions by Seller to evict Tenants under the Leases (each of which is set forth on Schedule 7(a)), (b) any matter covered by Seller’s current insurance policy(ies) (each of which is set forth on Schedule 7(b)) and (c) the tax assessment appeals set forth in Section 7.4 below, there are no actions, proceedings, litigation (with governmental authorities or third parties) or governmental investigations or condemnation actions either pending or, to Seller’s knowledge, threatened in writing against Seller or the Property (or which could otherwise affect Purchaser after the Closing).

6.1.4    To Seller’s knowledge, Seller has not received any written notice of any  default by Seller under any of the Property Contracts that will not be terminated on the Closing Date, which default remains uncured.

6.1.5    Attached hereto as Schedule 8 is a rent roll for the Property (the “ Rent Roll”), which Rent Roll (as updated pursuant to Section 5.2.9) is true, correct and complete in all material respects.

6.1.6    Attached hereto as Schedule 9 is (i) a schedule of the aged rent arrears due and owing by tenants and (ii) a tenant security deposit ledger, which rent arrears schedule and tenant security deposit ledger (as updated pursuant to Section 5.2.9) are true, correct and complete in all material respects.

6.1.7    Attached hereto as Schedule 10 is a list of all current Property Contracts (the “ Property Contracts List”), which Property Contract List (as updated pursuant to Section 5.2.10) is true, correct and complete in all material respects.  The copies of the Property Contracts set forth on Schedule 6 that have been provided to Purchaser are true, accurate and complete in all material respects, no amendments have been made to any such Property Contracts that have not been provided to Seller, no default exists (by either Seller or the counterparty) under any such Property Contract, which remains uncured and such Property Contracts are in full force and effect.

6.1.8    To Seller’s knowledge, attached hereto as Schedule 11 is a list of the Fixtures and Tangible Personal Property that is used in connection with the general operation and management of the Property (but not Fixtures and Tangible Personal Property located in Tenant units).  Seller is the owner of the Fixtures and Tangible Personal Property free and clear of any liens or encumbrances, other than the Deed of Trust.

6.1.9    To Seller’s knowledge, (i) there are no leases, ground leases, tenancies, licenses or other occupancy agreements to which Seller is a party or by which Seller, Purchaser or the Property may be bound for any portion of the Land or Improvements (or other parties in possession of any portion of the Property) other than the Leases and tenants thereunder identified on the Rent Roll, and (ii) true, current and complete copies of the Leases have been made available to Purchaser.  There have been no rent strikes by a group of more than 2 Tenants in the past 2 years and there are currently no rent strikes.

6.1.10  To Seller’s knowledge, Seller has not received any written notice from any of the Tenants claiming any material breach or material default by Seller as landlord under the Leases, which has not been cured.

6.1.11  To Seller’s knowledge, Seller has not received any notice of violation of any Environmental Law from any Governmental Authority.  To Seller’s knowledge, Seller has never used, generated, manufactured, processed, or transported Hazardous Materials on, at, under, or from the Property other than in compliance with Law.

6.1.12  Seller has not commenced any petitions, actions or hearing relating to or affecting the zoning or use of the Property (or otherwise with any governmental authority (other than the tax assessment appeal set forth in Section 7.4)) and, to Seller's knowledge, there are no petitions, actions or hearings, planned or contemplated, relating to or affecting the zoning or use of the Property or otherwise with any governmental authority (other than the tax assessment appeal set forth in Section 7.4).

6.1.13  Seller has not granted to any party other than Purchaser, and to Seller’s knowledge no party other than Purchaser has, any right and/or option to purchase the Property.

6.1.14  Seller has not conveyed all or any portion of the development rights relating to the Property.

6.1.15  Seller is not a Prohibited Person and, to Seller’s knowledge, except for third party persons who hold direct or indirect ownership interests in Seller, none of Seller’s affiliates or parent entities is a Prohibited Person.

6.1.16  In the past two (2) years, Seller has not presented an offering plan to the existing Tenants or to the New Jersey Department of Community Affairs to convert the Property to either a cooperative or condominium form of ownership.

6.1.17  There are no strikes, slowdowns, work stoppages or lockouts or, to the knowledge of Seller, threats of any of the foregoing, by or with respect to any employees of Seller.

6.1.18  To Seller’s knowledge, Seller has complied with all laws, rules and regulations relating to the employment of employees, payment of wages and benefits (and withholding related thereto), occupational safety and federal contracting, and has not engaged in, and is not now engaging in, any unfair labor practice or unlawful occupational safety practice.

6.1.19  None of the employees at the Property is a party to any collective bargaining agreement or any other employment agreement (nor is Seller’s Property Manager a party to any such agreement which relates to the Property).  The list of employee positions at the Property, and their respective salaries, attached hereto as Schedule 13 is accurate in all material respects as of the Effective Date.

6.1.20  The Property is not a “plan asset” as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the sale of the Property to Purchaser is not a “prohibited transaction” under ERISA.

6.1.21  Seller maintains insurance in an amount sufficient to cover the full replacement value of the Improvements.

6.1.22  All work, payment obligations or other obligations required by the Consent Agreement with respect to the Property have been completed or paid, as applicable.

6.1.23  The Designated Representatives are the people responsible for managing the Property on a day-to-day basis and are the management personnel who are most likely to have the most knowledge about the operations of the Property.

6.1.24  Seller has provided Purchaser with access to true and correct copies of all documents filed or submitted to (or received from) any court or governmental authority in connection with the 2009 and 2010 tax appeals.

6.1.25  There are no listing or leasing agreements (or similar agreements) in effect under which, after the Closing, Purchaser would have any obligation to pay any broker, agent or other party any fee or commission in connection with leasing activity at the Property.

6.1.26  To Seller’s knowledge, there are no eminent domain proceedings commenced or threatened against any portion of the Property.

6.1.27  Except with respect to expenses relating to employee salaries, benefits and other employee compensation, the operating statement provided by Seller to Purchaser with respect to the Property are true, correct and complete in all material respects.

6.2       AS-IS.

  Except for Seller’s Representations and as otherwise expressly set forth in this Contract, the Property is expressly purchased and sold “AS IS,” “WHERE IS,” and “WITH ALL FAULTS.”  The Purchase Price and the terms and conditions set forth herein are the result of arm’s-length bargaining between entities familiar with transactions of this kind, and said price, terms and conditions reflect the fact that Purchaser shall have the benefit of, but is not relying upon, any information provided by Seller or Broker or statements, representations or warranties, express or implied, made by or enforceable directly against Seller or Broker, including, without limitation, any relating to the value of the Property, the physical or environmental condition of the Property, any state, federal, county or local law, ordinance, order or permit; or the suitability, compliance or lack of compliance of the Property with any regulation, or any other attribute or matter of or relating to the Property (other than any covenants of title contained in the Deed conveying the Property and Seller’s Representations or the agreements of Seller expressly set forth elsewhere in this Contract).  Purchaser agrees that Seller shall not be responsible or liable to Purchaser for any defects, errors or omissions, or on account of any conditions affecting the Property, except to the extent same are expressly made the subject of any covenants of title contained in the Deed conveying the Property or Seller’s Representations or the agreements of Seller expressly set forth elsewhere in this Contract.  Purchaser, its successors and assigns, and anyone claiming by, through or under Purchaser, hereby fully releases Seller’s Indemnified Parties from, and irrevocably waives its right to maintain, any and all claims and causes of action that it or they may now have or hereafter acquire against Seller’s Indemnified Parties with respect to any and all Losses arising from or related to any defects, errors, omissions or other conditions affecting the Property, except (i) to the extent same are expressly made the subject of any covenants of title contained in the Deed conveying the Property or Seller’s Representations or the agreements of Seller expressly set forth elsewhere in this Contract; or (ii) with respect to claims made by third parties relating to matters first occurring prior to the Closing.  Purchaser acknowledges that, as of the date hereof and as of the Closing Date, it has and shall have reviewed and conducted such independent analyses, studies (including, without limitation, environmental studies and analyses concerning the presence of lead, asbestos, water intrusion and/or fungal growth and any resulting damage, PCBs and radon in and about the Property), reports, investigations and inspections as it deems appropriate in connection with the Property.  If Seller provides or has provided any documents, summaries, opinions or work product of consultants, surveyors, architects, engineers, title companies, governmental authorities or any other person or entity with respect to the Property, including, without limitation, the offering prepared by Broker, Purchaser and Seller agree that Seller has done so or shall do so only for the convenience of both parties, Purchaser shall not rely thereon and the reliance by Purchaser upon any such documents, summaries, opinions or work product shall not create or give rise to any liability of or against Seller’s Indemnified Parties, except to the extent same are expressly made the subject of any covenants of title contained in the Deed conveying the Property or Seller’s Representations or the agreements of Seller expressly set forth elsewhere in this Contract.  Purchaser acknowledges and agrees that, except as expressly set forth in Seller’s Representations or the agreements of Seller expressly set forth elsewhere in this Contract, no representation has been made and no responsibility is assumed by Seller with respect to current and future applicable zoning or building code requirements or the compliance of the Property with any other laws, rules, ordinances or regulations, the financial earning capacity or expense history of the Property, the continuation of contracts, continued occupancy levels of the Property, or any part thereof, or the continued occupancy by Tenants of any Leases or, without limiting any of the foregoing, occupancy at Closing.  Prior to Closing, subject to the provisions of Article 7, Seller shall have the right, but not the obligation, to enforce its rights against any and all Property occupants, guests or Tenants.  Subject to the provisions of Article 7, Purchaser agrees that the departure or removal, prior to Closing, of any of such guests, occupants or Tenants shall not be the basis for, nor shall it give rise to, any claim on the part of Purchaser, nor shall it affect the obligations of Purchaser under this Contract in any manner whatsoever; and Purchaser shall close title and accept delivery of the Deed with or without such tenants in possession and without any allowance or reduction in the Purchase Price under this Contract.

6.3       Survival of Seller’s Representations.

  Seller and Purchaser agree that Seller’s Representations shall survive Closing for a period of 12 months (the “ Survival Period”).  Seller shall have no liability after the Survival Period with respect to Seller’s Representations contained herein except to the extent that Purchaser has given notice of a claim during the Survival Period for breach of any of Seller’s Representations.  Under no circumstances shall Seller be liable to Purchaser for more than $3,000,000 in any individual instance or in the aggregate for all breaches of Seller’s Representations, nor shall Purchaser be entitled to bring any claim for a breach of Seller’s Representations unless the claim(s) for damages in the aggregate by Purchaser exceeds $5,000, in which case Purchaser shall be entitled to bring a claim for the entire amount, subject to the aggregate limit described above.

6.4       Definition of Seller’s Knowledge.

  Any representations and warranties made "to the knowledge of Seller" shall not be deemed to imply any duty of inquiry.  For purposes of this Contract, the term Seller's "knowledge" shall mean and refer only to actual knowledge of the Designated Representatives of the Seller and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of the Seller, or any affiliate of the Seller, or to impose upon such Designated Representatives any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Designated Representatives any individual personal liability.  As used herein, the term “ Designated Representatives” shall refer to Scott Machlovitz, who is the regional property manager handling this Property, Tracey Lohman, who is the community manager handling this Property and Karyn Marasco, who is the regional vice president.

6.5       Representations and Warranties of Purchaser.

  For the purpose of inducing Seller to enter into this Contract and to consummate the sale and purchase of the Property in accordance herewith, Purchaser represents and warrants to Seller the following as of the Effective Date and as of the Closing Date:

6.5.1    Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware (provided that Purchaser may update the foregoing representation to reflect any assignment of this Contract permitted hereunder).

6.5.2    Purchaser, acting through any of its or their duly empowered and authorized officers or members or managers, has all necessary entity power and authority to own and use its properties and to transact the business in which it is engaged, and has full power and authority to enter into this Contract, to execute and deliver the documents and instruments required of Purchaser herein, and to perform its obligations hereunder; and no consent of any of Purchaser’s partners, directors, officers or members are required (or which have not already been obtained) to so empower or authorize Purchaser.  The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Purchaser is a party or by which Purchaser is otherwise bound.  This Contract is a valid, binding and enforceable agreement against Purchaser in accordance with its terms.

6.5.3    No pending or, to the knowledge of Purchaser, threatened (in writing) litigation exists which if determined adversely would restrain the consummation of the transactions contemplated by this Contract or would declare illegal, invalid or non-binding any of Purchaser’s obligations or covenants to Seller.

6.5.4    Other than Seller’s Representations, Purchaser has not relied on any representation or warranty made by Seller or any representative of Seller (including, without limitation, Broker) in connection with this Contract and the acquisition of the Property.

6.5.5    The Broker and its affiliates do not, and will not at the Closing, have any direct or indirect legal, beneficial, economic or voting interest in Purchaser (or in an assignee of Purchaser, which pursuant to Section 13.3, acquires the Property at the Closing), nor has Purchaser or any affiliate of Purchaser granted (as of the Effective Date or the Closing Date) the Broker or any of its affiliates any right or option to acquire any direct or indirect legal, beneficial, economic or voting interest in Purchaser.

6.5.6    Purchaser is not a Prohibited Person.

6.5.7    To Purchaser’s knowledge, none of its direct investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Contract is a Prohibited Person.

6.5.8    The funds or other assets Purchaser will transfer to Seller under this Contract are not the property of, or beneficially owned, directly or indirectly, by a Prohibited Person.

6.5.9    The funds or other assets Purchaser will transfer to Seller under this Contract are not the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).

ARTICLE 7
OPERATION OF THE PROPERTY

7.1       Leases and Property Contracts.

  During the period from the Effective Date to the Closing Date, in the ordinary course of business and consistent with Seller’s past practices, Seller may enter into new Property Contracts and new Leases, renew existing Leases and modify, terminate or accept the surrender or forfeiture of any of the Leases, modify any Property Contracts, and institute and prosecute any available remedies for default under any Lease or Property Contract, without first obtaining the written consent of Purchaser; provided, however, Seller agrees that (x) any such new Property Contracts and new or renewed Leases shall not have a term in excess of one (1) year, (y) with respect to new or renewed residential Leases, the same shall be on Seller’s standard form without material deviation and entered into in the ordinary course of business and in accordance with Seller’s leasing practices for the Property and (z) with respect to new Property Contracts, the same shall be immaterial and terminable on not more than thirty (30) days’ notice without penalty, without (in each instance) the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.  Seller shall not apply any Tenant Deposits between the date hereof and the Closing in respect of a Tenant in possession at Closing.  Further, Seller shall be solely responsible for payment of all unpaid leasing commissions related to the Leases.  Seller hereby agrees to bill Tenants for August rent in the ordinary course of business and shall remit all payments received by Seller to Purchaser in accordance with the terms of Section 5.4.6 hereof (the forgoing sentence shall survive the Closing).

7.2       General Operation of Property.

7.2.1    Except as specifically set forth in this Article VII, Seller shall operate the Property after the Effective Date in the ordinary course of business, and except as necessary in Seller’s sole discretion to address (a) any life or safety issue at the Property or (b) any other matter which in Seller’s reasonable discretion materially adversely affects the use, operation or value of the Property, Seller will not make any material alterations to the Property or remove any Fixtures and Tangible Personal Property without the prior written consent of Purchaser, which consent of Purchaser shall not be unreasonably withheld, conditioned or delayed.

7.2.2    Seller shall not seek or consent to any zoning changes or variance with respect to the Property or otherwise file or make application to any governmental authority with respect to the Property, other than with respect to the tax assessment appeals set forth in Section 7.4 below.

7.2.3    Until Closing, Seller shall maintain (i) all Permits, special use permits, exceptions, variances and similar benefits for the Property and (ii) its current casualty and liability insurance program for the Property (or replacement policies on comparable terms), as same exists as of the Effective Date.

7.2.4    Seller shall not make any changes to the services provided to Tenants by reducing the staffing of its employees or otherwise.

7.2.5    Seller shall cooperate with Purchaser to effect an orderly turnover of the management of the Property from Seller to Purchaser as well as in connection with Purchaser’s loan application.

7.2.6    Other than the tax assessment appeal set forth in Section 7.4 hereof, Seller shall not commence or settle any litigation (including, without limitation, any Landlord/Tenant actions) that would have an adverse effect on the Property or Purchaser after Closing without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) unless obligated to do so by a court of law.

7.2.7    Seller shall promptly notify Purchaser of the commencement of any material litigation against Seller, and provide Purchaser with copies of any documents related thereto requested by Purchaser.

7.2.8    Seller shall not hire any additional employees, except to replace any employees existing as of the date hereof.

7.3       Liens.

  Seller covenants that it will not voluntarily create or cause any lien or encumbrance to attach to the Property between the Effective Date and the Closing Date (other than Leases and Property Contracts as provided in Section  7.1) unless Purchaser approves such lien or encumbrance in writing, and Seller shall otherwise comply with Section 4.5.2.  If Purchaser approves any such subsequent lien or encumbrance in writing, the same shall be deemed a Permitted Encumbrance for all purposes hereunder.

7.4       Tax Appeals.

7.4.1    Purchaser acknowledges that Seller, at Seller’s sole cost and expense, has instituted a tax assessment appeal for the Property with respect to calendar year 2009 and is in negotiations with the taxing authorities of Plainsboro, New Jersey to determine and fix the assessed value for the Property for calendar years 2009 and 2010.  Seller reserves and shall have the right to continue to prosecute and/or settle the same after the Closing without the consent of Purchaser (at Seller’s cost); provided, however, (i) if the proposed settlement is for a tax assessed value of the Property for 2009 of more than $66,000,000 or otherwise increases Purchaser’s obligations as the owner of the Property beyond the terms set forth in the proposed stipulations for 2009 and 2010 tax appeals (copies of which have previously been delivered to Purchaser) (the " Stipulations"), then Seller shall not settle such tax assessment appeal without the consent of Purchaser, such consent not to be unreasonably withheld, conditioned or delayed; and (ii) all material actions to be taken by Seller in the proceedings (other than settling same which is governed by the prior provisions of this sentence, but which shall in all events include filing any documents with any court or governmental authority and appearing at any hearing, other than such filings and hearings which are ministerial in nature and are necessary in order to finalize and file the Stipulations and enter the same with the Tax Court of New Jersey) shall be subject to Purchaser’s consent, such consent not to be unreasonably withheld, conditioned or delayed.

7.4.2    If the Final Actual Assessed Value has not been determined prior to the date which is 180 days after the Closing Date, then, at Purchaser’s election, any time thereafter: (x) Seller shall transfer control of such proceedings to Purchaser, and Purchaser shall assume responsibility, to pay the costs of such proceedings (provided that (x) Seller shall be required to pay all costs of the proceeding which have accrued until the date of such transfer; and (y) Seller shall execute all documents and take such other actions as Purchaser may reasonably request to effectuate such transfer) and Purchaser shall have no liability to Seller as a result of any action taken in respect of such proceedings (other than the obligation to pay Seller the amount set forth in Section 2.2.4 above); provided, however, (i) if the proposed settlement is for a tax assessed value of the Property for 2009 of more than the amount set forth in the last draft of the Stipulations (copies of which have previously been delivered to Purchaser), then Purchaser shall not settle such tax assessment appeal without the consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed; and (ii) all material actions to be taken by Purchaser in the proceedings (other than settling same which is governed by the prior provisions of this sentence, but which shall in all events include filing any documents with any court or governmental authority and appearing at any hearing, other than such filings and hearings which are ministerial in nature and are necessary in order to finalize and file the Stipulations and enter the same with the Tax Court of New Jersey) shall be subject to Seller’s consent, such consent not to be unreasonably withheld, conditioned or delayed and (y) notwithstanding anything to the contrary contained herein, Purchaser shall have the free right to assign the rights so transferred to Purchaser pursuant to the foregoing clause (x) to any purchaser, lender or other party that acquires title to the Property, provided that Purchaser provides Seller with notice of such assignment and the name and address of the assignee within 10 days after such assignment has occurred (together with copies of the applicable assignment and assumption instrument) and such assignee assumes the obligations of Purchaser under this Section 7.4.2 and Section 2.2.4.

7.4.3    If either Seller’s or Purchaser’s consent is required under this Section 7.4, such party shall, within five (5) Business Days after receiving such request for consent, approve or disapprove such request.  If a party disapproves such request, then the notice of such disapproval shall include a reasonably detailed explanation of such disapproval.  If a party fails to respond to such request within such five (5) Business Day period, then such party shall be deemed to have approved such request for consent.

7.4.4    Purchaser agrees that it shall not independently institute any tax reduction proceedings, tax protest proceedings, or tax assessment appeals for the Property with respect to the tax years 2009 and 2010 so long as the tax assessment for those years remain as set forth in the Stipulations. Purchaser shall cooperate with Seller in connection with the prosecution and/or settlement of any such tax assessment appeal, including executing such documents as Seller may reasonably request in order for Seller to prosecute and/or settle any such proceedings, at Seller’s cost.  Any refunds or savings in the payment of taxes resulting from any tax assessment appeals applicable to the period prior to the Closing Date shall belong to Seller and any refunds or savings in the payment of taxes applicable to the period from and after the Closing Date shall belong to Purchaser.  Seller shall be responsible for all of its attorneys’ fees and other expenses incurred in obtaining such refunds or savings irrespective of whether Purchaser or Seller is entitled to receipt of same pursuant to the provisions hereof.

7.4.5    The terms and provisions of this Section 7.4 shall survive the Closing.

7.5       Rent Ready Credit.  Seller agrees that at the Closing either Seller will deliver to Purchaser all Tenant Units which are vacant in Rent-Ready Condition, or Purchaser shall receive a credit against the Purchase Price in an amount equal to the product of (i) the number of Tenant Units on the date of the Closing that are vacant and not in Rent-Ready Condition, and (ii) $500.00.  Not earlier than 2 Business Days prior to the Closing, Seller shall deliver to Purchaser a list of the Tenant Units which are vacant and not in Rent-Ready Condition.

ARTICLE 8
CONDITIONS PRECEDENT TO CLOSING

8.1       Purchaser’s Conditions to Closing.

  Without limiting any rights of Purchaser elsewhere in this Contract, Purchaser’s obligation to close under this Contract shall be subject to and conditioned upon the fulfillment of the following conditions precedent:

8.1.1    All of the documents required to be delivered by Seller to Purchaser at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.1.2    Each of Seller’s Representations shall be true in all material respects as of the Effective Date and as of the Closing Date;

8.1.3    Seller shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Seller hereunder;

8.1.4    Neither Seller nor Seller’s general partner nor AIMCO Properties, L.P. shall be a debtor in any bankruptcy proceeding nor shall have been in the last 6 months a debtor in any bankruptcy or insolvency or similar proceeding (or had a receiver appointed for any of its property) under state or federal law.

8.1.5    Subject to Purchaser’s payment of premiums, the Title Insurer shall be committed to the issuance of the Title Policy insuring title to the Property subject only to the title exceptions set forth in the pro-forma Title Policy in the form attached hereto as Exhibit J and shall otherwise be committed to issue the Title Policy in the form and substance of Exhibit J.

8.1.6    There shall not be any injunction entered restraining the consummation of the transactions contemplated by this Contract.

Notwithstanding anything to the contrary, there are no other conditions to Purchaser’s obligation to Close except as expressly set forth in this Section 8.1.  If any condition set forth in this Section 8.1 not satisfied, Purchaser may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price, (b) notify Seller in writing of Purchaser's decision to terminate this Contract and (subject to the terms of Section 2.3.3) the Deposit shall be released to Purchaser and neither party shall have any further obligations under this Contract except for the Survival Provisions or (c) if such failure constitutes a default by Seller, exercise any of its remedies pursuant to Section 10.2.

8.2       Seller’s Conditions to Closing.

  Without limiting any of the rights of Seller elsewhere provided for in this Contract, Seller’s obligation to close with respect to conveyance of the Property under this Contract shall be subject to and conditioned upon the fulfillment of the following conditions precedent:

8.2.1    All of the documents and funds required to be delivered by Purchaser to Seller at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.2.2    Each of the representations and warranties of Purchaser contained herein shall be true in all material respects as of the Effective Date and as of the Closing Date;

8.2.3    Purchaser shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Purchaser hereunder;

8.2.4    There shall not be any injunction entered restraining the consummation of the transactions contemplated by this Contract.

If any of the foregoing conditions to Seller’s obligation to close with respect to conveyance of the Property under this Contract are not met, Seller may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date, or (b) terminate this Contract, and (x) if such failure does not constitute a default by Purchaser, the Deposit shall (subject to the terms of Section 2.3.3) be released to Purchaser and neither party shall have any further rights or obligations under this Contract except for the Survival Provisions or (y) if such failure does constitute a default by Purchaser, exercise any of Seller’s remedies under Section 10.1.

ARTICLE 9
BROKERAGE

9.1       Indemnity.

  Seller represents and warrants to Purchaser that it has dealt only with  Cushman & Wakefield – NJ, One Meadowlands Plaza, East Rutherford, NJ 07073, Attention:  Jose R. Cruz (“ Broker”) in connection with this Contract.  Seller and Purchaser each represents and warrants to the other that, other than Broker, it has not dealt with or utilized the services of any other real estate broker, sales person or finder in connection with this Contract, and each party agrees to indemnify, hold harmless, and, if requested in the sole and absolute discretion of the indemnitee, defend (with counsel approved by the indemnitee) the other party from and against all Losses relating to brokerage commissions and finder’s fees arising from or attributable to the acts or omissions of the indemnifying party.

9.2       Broker Commission.

  Seller agrees to pay Broker a commission according to the terms of a separate contract.  Broker shall not be deemed a party or third party beneficiary of this Contract.  Seller shall indemnify and hold harmless Purchaser from any and all Losses relating to any claim by Broker or Broker’s affiliates.

ARTICLE 10
DEFAULTS AND REMEDIES

10.1     Purchaser Default.

  If Purchaser defaults in its obligations hereunder to (a) deliver to Seller the deliveries specified under Section  5.3 on the date required thereunder, or (b) deliver the Purchase Price at the time required by Section  2.2.6 and close on the purchase of the Property on the Closing Date, then, provided that Seller is not otherwise in material default of its obligations under this Contract and Purchaser does not then have the right to terminate this Contract, as Seller’s sole and exclusive remedy, Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Deposit to Seller (subject to Section 2.3), and neither party shall be obligated to proceed with the purchase and sale of the Property.  If, Purchaser defaults in any of its other representations, warranties or obligations under this Contract (other than as previously set forth in the first sentence of this Section 10.1), in any material respect, and such default continues for more than 10 days after written notice from Seller, then, provided that Seller is not otherwise in material default of its obligations under this Contract and Purchaser does not then have the right to terminate this Contract, as Seller’s sole and exclusive remedy, Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Deposit to Seller (subject to Section 2.3), and neither party shall be obligated to proceed with the purchase and sale of the Property.  The Deposit is liquidated damages and recourse to the Deposit is, Seller’s sole and exclusive remedy for Purchaser’s failure to perform its obligation to purchase the Property or breach of a representation or warranty or other defaults described in this Section 10.1.  Seller expressly waives the remedies of specific performance and additional damages for such default by Purchaser.  Notwithstanding anything to the contrary contained herein, if Purchaser defaults in its obligation hereunder to timely deliver the Deposit, then Seller’s sole and exclusive remedy is to immediately terminate this Contract and neither party shall be obligated to proceed with the purchase and sale of the Property.   SELLER AND PURCHASER ACKNOWLEDGE THAT SELLER’S DAMAGES WOULD BE DIFFICULT TO DETERMINE, AND THAT THE DEPOSIT IS A REASONABLE ESTIMATE OF SELLER’S DAMAGES RESULTING FROM A DEFAULT BY PURCHASER IN ITS OBLIGATION TO PURCHASE THE PROPERTY.  SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.1 IS INTENDED TO AND DOES LIQUIDATE THE AMOUNT OF DAMAGES DUE SELLER, AND SHALL BE SELLER’S EXCLUSIVE REMEDY AGAINST PURCHASER, BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A BREACH BY PURCHASER OF ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT.  UNDER NO CIRCUMSTANCES MAY SELLER SEEK OR BE ENTITLED TO RECOVER ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INDIRECT DAMAGES, ALL OF WHICH SELLER SPECIFICALLY WAIVES, FROM PURCHASER FOR ANY BREACH BY PURCHASER, OF ITS COVENANTS, REPRESENTATIONS OR ITS OBLIGATIONS UNDER THIS CONTRACT OR ANY OTHER CLAIMS BY SELLER UNDER THIS CONTRACT. THE PARTIES ACKNOWLEDGE THAT THE PROVISIONS OF THIS SECTION 10.1 SHALL NOT LIMIT THE PARTIES’ RIGHTS SET FORTH IN SECTION 13.16 BELOW.

10.2     Seller Default.  If Seller (i) defaults in its obligations hereunder to deliver to Purchaser the deliveries specified under Section 5.2 on the date required thereunder and otherwise close on the sale of the Property on the Closing Date, (ii) prior to the Closing, defaults in its covenants or obligations under this Contract, and such default continues for more than 10 days after written notice from Purchaser or (iii) prior to closing, breaches a Seller’s Representation which breach is intentional and willful, then, provided that Purchaser is not otherwise in material default of its obligations under this Contract and Seller does not then have the right to terminate this Contract, at Purchaser’s election and as Purchaser’s sole and exclusive remedy, either (a) this Contract shall terminate, and all payments and things of value, including the Deposit, provided by Purchaser hereunder shall be returned to Purchaser and Purchaser may recover, as its sole recoverable damages (but without limiting its right to receive a refund of the Deposit), its direct and actual out-of-pocket expenses and costs (documented by invoices from third parties) in connection with this transaction, which damages shall not exceed $250,000 in aggregate (which limitation shall not apply to Purchaser’s rights under Section 13.16 below), or (b) subject to the conditions below, Purchaser may seek specific performance of Seller’s obligation to close pursuant to this Contract (but not damages other than pursuant to Section 13.16).  Purchaser may seek specific performance of Seller’s obligation to close pursuant to this Contract only if Purchaser (i) is not otherwise be in default under this Contract; and (ii) files suit therefor with the court on or before the 90th day after the Closing Date; if Purchaser fails to file an action for specific performance within 90 days after the Closing Date, then Purchaser shall be deemed to have elected to terminate the Contract in accordance with subsection (a) above.  Notwithstanding the foregoing, if Seller transfers title to the Property to a third party prior to (x) the termination of this Contract such that Purchaser is unable to bring an action for specific performance pursuant to this Section 10.2, then Purchaser’s actual out-of-pocket damages shall not be capped at $250,000 and Purchaser shall be entitled to recover all actual damages suffered by Purchaser as a result of such transfer of the Property by Seller to a third party (but not consequential, punitive or speculative damages).  SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.2 IS INTENDED TO AND DOES LIMIT THE AMOUNT OF DAMAGES DUE PURCHASER AND THE REMEDIES AVAILABLE TO PURCHASER, AND SHALL BE PURCHASER’S EXCLUSIVE REMEDY AGAINST SELLER, BOTH AT LAW AND IN EQUITY ARISING FROM OR RELATED TO A BREACH BY SELLER OF ITS COVENANTS OR ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT.  UNDER NO CIRCUMSTANCES MAY PURCHASER SEEK OR BE ENTITLED TO RECOVER ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INDIRECT DAMAGES, ALL OF WHICH PURCHASER SPECIFICALLY WAIVES, FROM SELLER FOR ANY BREACH BY SELLER, OF ITS COVENANTS OR ITS OBLIGATIONS UNDER THIS CONTRACT.  PURCHASER SPECIFICALLY WAIVES THE RIGHT TO FILE ANY LIS PENDENS OR ANY LIEN AGAINST THE PROPERTY UNLESS AND UNTIL IT HAS ELECTED TO SEEK SPECIFIC PERFORMANCE OF THIS CONTRACT AND HAS FILED AND IS DILIGENTLY PURSUING AN ACTION SEEKING SUCH REMEDY. THE PARTIES ACKNOWLEDGE THAT THE PROVISIONS OF THIS SECTION 10.2 SHALL NOT LIMIT THE PARTIES’ RIGHTS SET FORTH IN SECTION 13.16 BELOW.

ARTICLE 11
RISK OF LOSS OR CASUALTY

11.1     Major Damage.

  In the event that the Property is damaged or destroyed by fire or other casualty prior to Closing, and the cost for demolition, site cleaning, restoration, replacement, or other repairs (collectively, the “ Repairs”) is more than $2,000,000.00, then Seller shall have no obligation to make such Repairs, and shall notify Purchaser in writing of such damage or destruction (the “ Damage Notice”).  Within 10 days after Purchaser’s receipt of the Damage Notice (or if such casualty occurs less than 10 days prior to the Closing, then on or prior to the Closing), Purchaser may elect at its option to terminate this Contract by delivering written notice to Seller in which event the Deposit shall be refunded to Purchaser and neither party shall have any further obligations under this Contract except for the Survival Provisions.  In the event Purchaser fails to terminate this Contract within the foregoing 10-day (or shorter) period, this transaction shall be closed in accordance with Section  11.3 below.

11.2     Minor Damage.

  In the event that the Property is damaged or destroyed by fire or other casualty prior to the Closing, and the cost of Repairs is equal to or less than $2,000,000.00, then this transaction shall be closed in accordance with Section  11.3, notwithstanding such casualty.

11.3     Closing.

  In the event Purchaser fails to terminate this Contract following a casualty as set forth in Section  11.1, or in the event of a casualty as set forth in Section 11.2, then this transaction shall be closed in accordance with the terms of the Contract, at Seller’s election, either (i) for the full Purchase Price, notwithstanding any such casualty, in which case Seller and Purchaser shall, at Closing, execute and deliver an assignment and assumption (in a form reasonably required by Seller and Purchaser) of Seller’s rights and obligations with respect to the insurance claim related to such casualty, and thereafter Purchaser shall receive all insurance proceeds pertaining to such claim, less any amounts which may already have been spent by Seller for Repairs (plus a credit against the Purchase Price at Closing in the amount of any deductible payable by Seller in connection therewith); or (ii) for the full Purchase Price less a credit to Purchaser in the amount necessary to complete such Repairs (less any amounts which may already have been spent by Seller for Repairs).  Notwithstanding anything contained herein to the contrary, Seller shall not make any Repairs without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) except to the extent that such Repairs are necessary to comply with Laws or to protect or preserve persons or property from injury or damage.

ARTICLE 12
EMINENT DOMAIN

12.1     Eminent Domain.

  In the event that, at the time of Closing, any material part of the Property is (or previously has been) acquired, or is about to be acquired, by any governmental agency by the powers of eminent domain or transfer in lieu thereof (or in the event that at such time there is any notice of any such acquisition or intent to acquire by any such governmental agency), Seller shall immediately notify Purchaser thereof and Purchaser shall have the right, at Purchaser’s option, to terminate this Contract by giving written notice within 10 days after Purchaser’s receipt from Seller of notice of the occurrence of such event (or if such notification occurs less than 10 days prior to the Closing, then on or prior to the Closing), and if Purchaser so terminates this Contract, Purchaser shall recover the Deposit hereunder and neither party shall have any further obligations under this Contract except for the Survival Provisions.  If Purchaser fails to terminate this Contract within such 10-day (or shorter) period, this transaction shall be closed in accordance with the terms of this Contract for the full Purchase Price and Purchaser shall receive the full benefit of any condemnation award.

ARTICLE 13
MISCELLANEOUS

13.1     Binding Effect of Contract.

  This Contract shall not be binding on either party until executed by both Purchaser and Seller.  Neither the Escrow Agent’s nor the Broker’s execution of this Contract shall be a prerequisite to its effectiveness.  Subject to Section  13.3, this Contract shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective successors and permitted assigns.

13.2     Exhibits and Schedules.

  All Exhibits and Schedules, whether or not annexed hereto, are a part of this Contract for all purposes.

13.3     Assignability.

  Except to the extent required to comply with the provisions of Section  13.18 related to a 1031 Exchange, this Contract is not assignable by Purchaser without first obtaining the prior written approval of Seller.  Notwithstanding the foregoing, Purchaser may assign this Contract, without first obtaining the prior written approval of Seller, to one or more entities so long as (a) Purchaser is an affiliate of the purchasing entity(ies), and (b) Purchaser provides written notice to Seller of any proposed assignment  prior to the Closing Date.  As used herein, an affiliate is a person or entity controlled by, under common control with, or controlling another person or entity. Notwithstanding the foregoing, Purchaser may assign this Contract  to a corporation, partnership, limited liability company, or other entity that is directly or indirectly controlled by (x) Angelo, Gordon & Co., L.P. (“Angelo Gordon”), affiliates of Angelo Gordon or funds managed or controlled by (or under common control with) Angelo Gordon or its affiliates, (y) Vantage Properties, LLC or its employees or principals or (z) any combination of the foregoing. Upon any assignment of this Contract by Purchaser, the Purchaser originally named herein shall be released from any obligations under this Contract (provided that such release shall not be effective until the Closing occurs).

13.4     Captions.

  The captions, headings, and arrangements used in this Contract are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

13.5     Number and Gender of Words.

  Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

13.6     Notices.

  All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be (a) personally delivered with a written receipt of delivery; (b) sent by a nationally-recognized overnight delivery service requiring a written acknowledgement of receipt or providing a certification of delivery or attempted delivery; (c) sent by certified or registered mail, return receipt requested; or (d) sent by confirmed facsimile transmission or electronic delivery with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) through (c) no later than 3 Business Days thereafter.  All notices shall be deemed effective when actually delivered as documented in a delivery receipt; provided, however, that if the notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this paragraph, then the first attempted delivery shall be deemed to constitute delivery.  Each party shall be entitled to change its address for notices from time to time by delivering to the other party notice thereof in the manner herein provided for the delivery of notices.  All notices shall be sent to the addressee at its address set forth following its name below:

To Purchaser:

c/o Vantage Properties, LLC

750 Lexington Avenue

New York, New York 10022

Attention:  Neil Rubler

Telephone: 212-413-0840

Facsimile:  212 413 0830

Electronic Mail: NRubler@vantageny.com

And:

c/o Angelo, Gordon & Co., L.P.

245 Park Avenue, 26th Floor

New York, New York 10167

Fax: 212-867-5436

Attn: Adam Schwartz

Email:  ASchwartz@angelogordon.com

with a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention:  Eric Feuerstein, Esq.

Telephone: 212-351-2323

Facsimile:  212-351-5223

Electronic Mail: efeuerstein@gibsondunn.com

And:

Duval & Stachenfeld LLP

300 East 42nd Street, 3rd Floor

New York, New York 10017

Fax: 212-883-8883

Attn: Terri L. Adler, Esq.

Email:  tadler@dsllp.com

To Seller:

c/o AIMCO

4582 South Ulster Street Parkway

Suite 1100

Denver, Colorado  80237

Attention: Mark Reoch and Brian Bornhorst

Telephone:  303-691-4337 (Mark Reoch) and 303-691-4472 (Brian Bornhorst)

Facsimile:  303-300-3261 (Mark Reoch and Brian Bornhorst)

Electronic Mail:  mark.reoch@aimco.com and brian.bornhorst@aimco.com

And:

c/o AIMCO

191 Post Road West

Westport, CT  06880

Attention:  Mr. Lance Graber

Telephone: 203-221-2621

Facsimile:  203-222-0527
Electronic Mail:  lance.graber@aimco.com

with copy to:

AIMCO

4582 South Ulster Street Parkway

Suite 1100

Denver, Colorado  80237

Attention:  John Spiegleman, Esq.

Telephone: 303-691-4303

Facsimile:  303-300-3260

Electronic Mail:  john.spiegleman@aimco.com

and a copy to:

Cushman & Wakefield – NJ

One Meadowlands Plaza

East Rutherford, New Jersey 07073

Telephone:  201-460-3397

Facsimile:

Electronic Mail:  jose.cruz@cushwake.com

and a copy to:

Bryan Cave LLP

1290 Avenue of the Americas

New York, New York 10510

Attention:  Sandor A. Green, Esq.

Telephone: 212-541-2049

Facsimile:  212-541-1449

Electronic Mail: sagreen@bryancave.com

Any notice required hereunder to be delivered to the Escrow Agent shall be delivered in accordance with above provisions as follows:

First American Title Insurance Company of New York
633 Third Avenue
New York, New York 10017
Attention:  Linda J. Isaacson
Telephone: 212-850-0664
Facsimile: 212-331-1467

Email:  LIsaacson@firstam.com

Unless specifically required to be delivered to the Escrow Agent pursuant to the terms of this Contract, no notice hereunder must be delivered to the Escrow Agent in order to be effective so long as it is delivered to the other party in accordance with the above provisions.

13.7     Governing Law and Venue.

  The laws of the State of New Jersey shall govern the validity, construction, enforcement, and interpretation of this Contract.  All claims, disputes and other matters in question arising out of or relating to this Contract, or the breach thereof, shall be decided by proceedings instituted and litigated in a court of competent jurisdiction in the state in which the Property is situated, and the parties hereto expressly consent to the venue and jurisdiction of such court.

13.8     Entire Agreement.

  This Contract embodies the entire Contract between the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and contracts, whether written or oral.

13.9     Amendments.

  This Contract shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the parties; provided, however, that, (a) the signature of the Escrow Agent shall not be required as to any amendment of this Contract other than an amendment of Section  2.3, and (b) the signature of the Broker shall not be required as to any amendment of this Contract.

13.10   Severability.

  In the event that any part of this Contract shall be held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be reformed, and enforced to the maximum extent permitted by law.  If such provision cannot be reformed, it shall be severed from this Contract and the remaining portions of this Contract shall be valid and enforceable.

13.11   Multiple Counterparts/Facsimile Signatures.

  This Contract may be executed in a number of identical counterparts.  This Contract may be executed by facsimile signatures or electronic delivery of signatures which shall be binding on the parties hereto, with original signatures to be delivered as soon as reasonably practical thereafter.

13.12   Construction.

  No provision of this Contract shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Contract; both parties, being represented by counsel, having fully participated in the negotiation of this instrument.

13.13   Confidentiality.

  Neither Purchaser nor Seller shall disclose the terms and conditions contained in this Contract and shall keep the same confidential, provided that the parties may disclose the terms and conditions of this Contract (a) as required by law or court order, (b) to consummate the terms of this Contract, or any financing relating thereto, or (c) to Purchaser’s or Seller’s, direct and indirect members, partners, managers, officers, directors, employees, and shareholders, lenders, attorneys and accountants and other consultants and advisors and other parties who reasonably need to know such information.  Any information obtained by Purchaser in the course of its inspection of the Property, and any Materials provided by Seller to Purchaser hereunder, shall be confidential and Purchaser shall be prohibited from making such information public to any other person or entity other than its Consultants and financing sources, without Seller’s prior written authorization, which may be granted or denied in Seller’s sole discretion (other than as permitted in this Section 13.13). In addition, Purchaser shall use its reasonable efforts to prevent its Consultants and financing sources from divulging any such confidential information to any unrelated third parties except as reasonably necessary to third parties engaged by Purchaser for the limited purpose of analyzing and investigating such information for the purpose of consummating the transaction contemplated by this Contract.  Unless and until the Closing occurs, Purchaser shall not market the Property (or any portion thereof) to any prospective purchaser or lessee without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion.  Seller and Purchaser agree that the provisions of this Section 13.13 shall supersede the covenants, restrictions and agreements of Purchaser contained in any confidentiality agreement executed by Purchaser prior to the Effective Date. The provisions of this Section 13.13 as they pertain to information related to Seller, AIMCO or the terms of this transaction (but not the Property itself) shall survive the Closing or any termination of this Contract for one (1) year (and with respect to information about the Property, shall terminate at the Closing).  The provisions of this Section 13.13 shall not apply to any materials that (i) at the time of disclosure to Purchaser were in the public domain or which subsequently come into the public domain (other than by breach of this Contract), (ii) are available to Purchaser or subsequently become available to Seller on a non-confidential basis.  Nothing contained herein shall limit Purchaser’s rights to talk to government representatives in connection with Purchaser’s efforts in obtaining zoning letters and violation searches.

13.14   Time of the Essence.

  It is expressly agreed by the parties hereto that time is of the essence with respect to this Contract and any aspect thereof.

13.15   Waiver.

  No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.  No waiver, amendment, release, or modification of this Contract shall be established by conduct, custom, or course of dealing and all waivers must be in writing and signed by the waiving party.

13.16   Attorneys’ Fees.

  In the event either party hereto commences litigation or arbitration against the other to enforce its rights hereunder, the prevailing party in such litigation shall be entitled to recover from the other party its reasonable attorneys’ fees and expenses incidental to such litigation and arbitration, including the cost of in-house counsel and any appeals.

13.17   Time Zone/Time Periods.

  Any reference in this Contract to a specific time shall refer to the time in the time zone where the Property is located.  (For example, a reference to 3:00 p.m. refers to 3:00 p.m. MST if the Property is located in Denver, CO.)  Should the last day of a time period fall on a weekend or legal holiday, the next Business Day thereafter shall be considered the end of the time period.

13.18   1031 Exchange.

  Seller and Purchaser acknowledge and agree that the purchase and sale of the Property may be part of a tax-free exchange for either Purchaser or Seller pursuant to Section 1031 of the Code, the regulations promulgated thereunder, revenue procedures, pronouncements and other guidance issued by the Internal Revenue Service.  Each party hereby agrees to cooperate with each other and take all reasonable steps on or before the Closing Date to facilitate such exchange if requested by the other party, provided that (a) no party making such accommodation shall be required to acquire any substitute property, (b) such exchange shall not affect the representations, warranties, liabilities and obligations of the parties to each other under this Contract, (c) no party making such accommodation shall incur any additional cost, expense or liability in connection with such exchange, (d) no dates in this Contract will be extended as a result thereof, except as specifically provided herein and (e) the electing party shall in all events be responsible for all costs and expenses related to the Section 1031 exchange and shall fully indemnify, defend and hold the other harmless from and against any and all liability, claim, damages, expenses (including reasonable attorneys’ fees, proceedings and causes of action of any kind or nature whatsoever arising out of, connected with or in any manner related to such 1031 exchange that would not have been incurred by the non-electing party if the transaction had not been structured as an exchange of like-kind properties).

13.19   No Personal Liability of Officers, Trustees or Directors of Seller’s Partners.

  Purchaser acknowledges that this Contract is entered into by Seller which is a South Carolina limited partnership, and Purchaser agrees that none of Seller’s Indemnified Parties shall have any personal liability under this Contract or any document executed in connection with the transactions contemplated by this Contract.  Seller acknowledges that this Contract is entered into by Purchaser which is a Delaware limited liability company, and Seller agrees that none of Purchaser’s affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives and agents shall have any personal liability under this Contract or any document executed in connection with the transactions contemplated by this Contract.

13.20   Exclusive Negotiations.

 From the Effective Date through the earlier to occur of the Closing Date or the termination of this Contract, Seller shall not solicit backup offers and enter into discussions, negotiations, or any other communications concerning or related to the sale of the Property with any third-party.

13.21   ADA Disclosure.

  Purchaser acknowledges that the Property may be subject to the federal Americans With Disabilities Act (the “ ADA”) and the federal Fair Housing Act (the “FHA”).  The ADA requires, among other matters, that tenants and/or owners of “public accommodations” remove barriers in order to make the Property accessible to disabled persons and provide auxiliary aids and services for hearing, vision or speech impaired persons.  Seller makes no warranty, representation or guarantee of any type or kind with respect to the Property’s compliance with the ADA or the FHA (or any similar state or local law), and Seller expressly disclaims any such representations.

13.22   No Recording.

  Purchaser shall not cause or allow this Contract or any contract or other document related hereto, nor any memorandum or other evidence hereof, to be recorded or become a public record without Seller’s prior written consent, which consent may be withheld at Seller’s sole discretion.  If Purchaser records this Contract or any other memorandum or evidence thereof, Purchaser shall be in default of its obligations under this Contract.  Purchaser hereby appoints Seller as Purchaser’s attorney-in-fact to prepare and record any documents necessary to effect the nullification and release of the Contract or other memorandum or evidence thereof from the public records.  This appointment shall be coupled with an interest and irrevocable.  The provisions of this Section 13.22 do not affect the rights of Purchaser described in the last sentence of Section 10.2.

13.23   Relationship of Parties.

  Purchaser and Seller acknowledge and agree that the relationship established between the parties pursuant to this Contract is only that of a seller and a purchaser of property.  Neither Purchaser nor Seller is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.

13.24   Waiver of Jury Trial.

  The parties hereto waive trial by jury in any action, proceeding or counterclaim brought by any party against any other party on any matter arising out of or in any way connected with this Contract.

13.25   AIMCO Marks.

  Purchaser agrees that Seller, the Property Manager or AIMCO, or their respective affiliates, are the sole owners of all right, title and interest in and to the AIMCO Marks (or have the right to use such AIMCO Marks pursuant to license agreements with third parties) and that no right, title or interest in or to the AIMCO Marks is granted, transferred, assigned or conveyed as a result of this Contract.  Purchaser further agrees that Purchaser will not use the AIMCO Marks for any purpose.

13.26   Solicitation of Employees.

  Seller acknowledges and agrees that Purchaser or any of Purchaser’s employees, affiliates or agents may contact Seller’s employees or any employees located at the Property (or any of Seller’s affiliates’ employees located at any property owned by such affiliates) for potential employment at the Property by Purchaser. Nothing contained in this Contract shall prohibit Seller’s manager from employing (or continuing to employ) any of its on-site employees for employment at the another property managed by Seller’s manager.

13.27   Survival.

  Except for (a) all of the provisions of this Article XIII (other than Sections 13.20 , and Section 13.13shall be limited as set forth in such Section); (b) Sections 2.3, 3.3, 3.4, 5.4, 5.5, 6.2, 6.3, 6.5, 9.1, 9.2, 10.2, 14.1, and 14.2(including all subsections of the foregoing Sections); and (c) any other provisions in this Contract, that by their express terms survive the termination or the Closing (as the case may be); (the foregoing (a), (b) and (c) referred to herein as the “ Survival Provisions”), none of the terms and provisions of this Contract shall survive the termination of this Contract or the Closing (as the case may be).

13.28   Multiple Purchasers.

  As used in this Contract, the term “ Purchaser” means all entities acquiring any interest in the Property at the Closing, including, without limitation, any assignee(s) of the original Purchaser pursuant to Section  13.3 of this Contract.  In the event that “ Purchaser” has any obligations or makes any covenants, representations or warranties under this Contract, the same shall be made jointly and severally by all entities being a Purchaser hereunder

13.29   Slip and Fall Claims Indemnity.

(a) Seller agrees to indemnify, defend and hold Purchaser harmless from and against all claims, demands and damages arising as a result of any so-called “slip and fall” accidents occurring before the Closing Date and (b) Purchaser agrees to indemnify, defend and hold Seller harmless from and against all claims and demands arising as a result of any so-called “slip and fall” accidents occurring on or after the Closing Date.

13.30   New Jersey Tax Indemnity.

Seller agrees to indemnify, defend and hold Purchaser harmless from and against all claims, demands, liabilities and damages arising out of the failure of Seller to pay any taxes due to the State of New Jersey resulting from the sale of the Property to Purchaser pursuant to the terms of this Contract or Seller’s operation and ownership of the Property prior thereto, including, without limitation, any sales tax due in connection with the bulk sale of the personal property comprising a portion of the Property..

13.31   Further Assurances.

From and after the Closing, (i) Seller shall reasonably cooperate with Purchaser (at Purchaser’s sole cost and expense) to effect an orderly transition of the Property from Seller to Purchaser and otherwise to give effect to the transactions described in this Contract and (ii) Purchaser shall reasonably cooperate with Seller (at Seller’s sole cost and expense) to effect an orderly transition of the Property from Seller to Purchaser and otherwise to give effect to the transactions described in this Contract.

ARTICLE 14
LEAD–BASED PAINT DISCLOSURE

14.1     Disclosure.

  Seller and Purchaser hereby acknowledge delivery of the Lead Based Paint Disclosure attached as Exhibit H hereto.

14.2     Consent Agreement.

 Seller has advised Purchaser that testing (the “Testing”) has been performed at the Property with respect to lead-based paint.  Law Engineering and Environmental Services, Inc. performed the Testing and reported its findings in the Lead Based Paint Evaluation Report, dated as of January 24, 2003, a copy of which has been provided to Purchaser (the “Report”).  The Report certifies the Property as lead based paint free.  By execution hereof, Purchaser acknowledges receipt of a copy of the Report, the Lead-Based Paint Disclosure Statement attached hereto as Exhibit H, and acknowledges receipt of that certain Consent Agreement (the “ Consent Agreement”) by and among the United States Environmental Protection Agency (executed December 19, 2001), the United States Department of Housing and Urban Development (executed January 2, 2002), and AIMCO (executed December 18, 2001).  Because the Property has been certified as Lead Based Paint Free (as defined in the Consent Agreement), Seller  has advised Purchaser that Seller is not required under the Consent Agreement to remediate or abate any lead-based paint condition at the Property prior to the Closing.  Purchaser acknowledges and agrees that, after Closing, the Purchaser and the Property shall be subject to the Consent Agreement solely to the extent that (x) the Consent Agreement applies to the Property; and (y) due to the fact that the Consent Agreement applies to multiple properties (even though Seller has advised Purchaser that all obligations thereunder which apply to the Property have been fully performed).  The provisions of this Section 14.2 shall survive the Closing and delivery of the Deed to Purchaser.  Seller hereby agrees to indemnify, defend and hold Purchaser, Purchaser’s lenders and Purchaser’s successors and assigns (including, without limitation, successor owners and any other party that has an ownership interest in the Property from time to time) harmless from and against all claims, demands, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and costs) arising as a result of any matters which are the subject of the Consent Agreement and which relate to any property (other than the Property); provided, however, that the foregoing indemnity shall only apply to any indemnification claims which are first asserted by Purchaser (or any such lenders, successors or assigns) against Seller prior to the fifth anniversary of the Closing Date.

                                          [Remainder of Page Intentionally Left Blank]

NOW, THEREFORE, the parties hereto have executed this Contract as of the date first set forth above.

Seller:

FOX RUN AP XI, L.P., a South Carolina limited partnership

By:     AP XI FOX RUN GP, L.L.C.,
a South Carolina limited liability company,
its general partner

By:    ANGELES PARTNERS XI,
a California limited partnership,
its member

By:       ANGELES REALTY CORPORATION II,
a California corporation,
its managing general partner

By:  /s/John Spiegleman

Name:  John Spiegleman

Title:  Senior Vice President

Purchaser:

ANGELO GORDON REAL ESTATE INC.,
a Delaware corporation

By:  /s/Zain Koita
Name:  Zain Koita
Title:  Vice President